UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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HCA Healthcare, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 21, 2022

Dear Stockholder:

On Thursday, April 21, 2022, HCA Healthcare, Inc. will hold its annual meeting of stockholders in a virtual meeting format only, via live webcast. The meeting will begin at 2:00 p.m. (CDT), and is being held for the following purposes:

1.

To elect eleven nominees for director of the Company, nominated by the Board of Directors, with each director to serve until the 2023 annual meeting of the stockholders of the Company or until such director’s respective successor is duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022;

3.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement (“say-on-pay”);

4.	To consider and vote upon a stockholder proposal regarding political spending disclosure;

5.	To consider and vote upon a stockholder proposal regarding lobbying disclosure; and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Only stockholders that owned our common stock at the close of business on February 25, 2022 are entitled to notice of and may vote at this meeting. A list of our stockholders of record will be available at www.virtualshareholdermeeting.com/HCA2022 during the annual meeting.

References to “HCA,” “HCA Healthcare,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to HCA Healthcare, Inc. and its applicable affiliates unless otherwise indicated.

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE PRIOR TO THE VIRTUAL ANNUAL MEETING OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, AND SIGN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE VIRTUAL ANNUAL MEETING AND WISH TO VOTE YOUR SHARES DURING THE MEETING, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

John M. Franck II Vice President — Legal and Corporate Secretary

Nashville, Tennessee

March 11, 2022

Proxy Statement for Annual Meeting of Stockholders

to be held on April 21, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON THURSDAY, APRIL 21, 2022

The Company’s Proxy Statement and 2021 Annual Report to Stockholders are available on our website at www.hcahealthcare.com. Additionally, and in accordance with Securities and Exchange Commission Rules, you may access our proxy materials, including the Company’s Proxy Statement, form of Proxy Card and 2021 Annual Report to Stockholders, at https://materials.proxyvote.com/40412C.

Certain statements contained in this proxy statement may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as “anticipates,” “believes,” “expects,” “future,” “intends,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual outcomes and results may differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in our 2021 Annual Report on Form 10-K and subsequent Securities and Exchange Commission filings. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

  QUESTIONS AND ANSWERS

1.	Q: WHEN WAS THIS PROXY STATEMENT FIRST MAILED OR MADE AVAILABLE TO STOCKHOLDERS?

A:    This proxy statement was first mailed or made available to stockholders on or about March 11, 2022. Our 2021 Annual Report to Stockholders is being mailed or made available with this proxy statement. The 2021 Annual Report to Stockholders is not part of the proxy solicitation materials.

2.	Q: WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

A:    Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to our proxy materials and 2021 Annual Report to Stockholders over the Internet. Accordingly, we are sending to our stockholders of record and beneficial owners a notice of Internet availability of the proxy materials (“Internet Notice”) instead of sending a paper copy of the proxy materials and 2021 Annual Report to Stockholders. All stockholders receiving the Internet Notice will have the ability to access the proxy materials and 2021 Annual Report to Stockholders on a website referenced in the Internet Notice or to request a printed set of the proxy materials and 2021 Annual Report to Stockholders. Instructions on how to access the proxy materials and 2021 Annual Report to Stockholders over the Internet or to request a printed copy may be found in the Internet Notice and in this proxy statement. In addition, the Internet Notice contains instructions on how you may request to receive our proxy materials and 2021 Annual Report to Stockholders in printed form by mail or electronically on an ongoing basis.

3.	Q: WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

A:    At the annual meeting, stockholders will act upon the following matters outlined in the notice of meeting on the cover page of this proxy statement: the election of each of the directors nominated by the Board of Directors; the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022; an advisory resolution to approve our executive compensation as described in this proxy statement (“say-on-pay”); the consideration and vote upon a stockholder proposal regarding political spending disclosure, if properly presented; and the consideration and vote upon a stockholder proposal regarding lobbying disclosure, if properly presented. In addition, following the formal business of the meeting, our management team will be available to respond to questions from our stockholders.

4.	Q: WHO MAY ATTEND THE VIRTUAL ANNUAL MEETING?

A:    Stockholders of record as of the close of business on February 25, 2022, or their duly appointed proxies, may attend the virtual annual meeting. The annual meeting will commence at 2:00 p.m. (CDT).

5.	Q: WHERE WILL THE ANNUAL MEETING BE HELD?

A:    Due to public health concerns in connection with the COVID-19 pandemic, the annual meeting will be held in a virtual meeting format only, via live webcast. You will not be able to physically attend the annual meeting in person. The virtual annual meeting will be held at www.virtualshareholdermeeting.com/HCA2022. To attend and be able to vote, examine the list of our stockholders and ask questions during the annual meeting, you must enter the 16-digit control number found on your proxy card or notice you previously received. The list of stockholders of record will be available at www.virtualshareholdermeeting.com/HCA2022 during the annual meeting.

6.	Q: WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:    Only stockholders of record as of the close of business on February 25, 2022 are entitled to receive notice of and participate in the annual meeting. As of the record date, there were 302,018,397 shares of our common stock outstanding. Every stockholder is entitled to one vote for each share held as of the record date. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.

7.	Q: WHO IS SOLICITING MY VOTE?

A:    The Company’s Board of Directors is sending you this proxy statement in connection with the solicitation of proxies for use at the 2022 annual meeting. The Company pays the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of our directors, officers, and employees, without additional compensation. In addition, we have retained Georgeson LLC to assist in the solicitation of proxies for a fee of approximately $16,000 plus associated costs and expenses. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses.

8.	Q: ON WHAT MAY I VOTE?

A:    You may vote on the election of directors nominated to serve on our Board of Directors; the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022; the advisory say-on-pay resolution to approve our executive compensation; the stockholder proposal regarding political spending disclosure, if properly presented; and the stockholder proposal regarding lobbying disclosure, if properly presented.

9.	Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:    The Board unanimously recommends that you vote as follows:

•	FOR each of the director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022;

•	FOR the advisory say-on-pay resolution to approve our executive compensation;

•	AGAINST the stockholder proposal regarding political spending disclosure; and

•	AGAINST the stockholder proposal regarding lobbying disclosure.

10.	Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A:    It is not expected that any matter not referred to herein will be presented for action at the annual meeting. If any other matters are properly brought before the annual meeting, including, without limitation, a motion to adjourn the annual meeting to another time and/or place for the purpose of, among other matters, permitting dissemination of information regarding material developments relating to any of the proposals or soliciting additional proxies in favor of the approval of any of the proposals, the persons named on the accompanying Proxy Card will vote the shares represented by such proxy upon such matters in their discretion. Should the annual meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the annual meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.

11.	Q: HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:    You may vote during the annual meeting by following the instructions available on the meeting website during the meeting or authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, over the Internet, or by telephone. Although we offer four different voting methods, we encourage you to vote prior to the annual meeting over the Internet as we believe it is the most cost-effective method for the Company. We also recommend that you vote as soon as possible, even if you are planning to attend the virtual annual meeting, so that the vote count will not be delayed. Voting prior to the annual meeting over the Internet or by telephone both provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you choose to vote your shares prior to the annual meeting over the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet Prior to the Annual Meeting:

Log on to the Internet and go to the website www.proxyvote.com (24 hours a day, 7 days a week). Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-690-6903 (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and return it to the address indicated on the Proxy Card. If you received an Internet Notice instead of a paper copy of the proxy materials and 2021 Annual Report to Stockholders, you should follow the voting instructions set forth in the Internet Notice.

Internet and telephone voting options are available until 11:59 p.m. (ET) on April 20, 2022 for shares held directly.

You have the right to revoke your proxy at any time before the meeting by: (i) notifying our Corporate Secretary in writing at One Park Plaza, Nashville, Tennessee 37203; (ii) voting during the virtual annual meeting by following the instructions available on the virtual meeting website; (iii) submitting a later-dated Proxy Card; (iv) submitting another vote by telephone or over the Internet; or (v) if applicable, submitting new voting instructions to your broker or nominee. If you have questions about how to vote or revoke your proxy, you should contact our Corporate Secretary at One Park Plaza, Nashville, Tennessee 37203. For shares held in street name, refer to Question 12.

12.	Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:    If your shares are held by your broker or other nominee, often referred to as held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

13.	Q: WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

A:    Since Proposal 1 in this proxy statement is in respect of an uncontested director election, Proposal 1 requires the affirmative vote of a majority of the votes cast at the annual meeting to elect a nominee, which means that a nominee will be elected only if the number of shares voted “for” that nominee exceeds the number of shares voted “against” that nominee. Accordingly, each nominee receiving a greater number of shares voted “for” such nominee than “against” such nominee shall be elected as a director. If an incumbent director does not receive a greater number of shares voted “for” such director than “against” such director, then such director must tender his or her resignation to the Board of Directors, which resignation shall be contingent upon acceptance thereof by the Board of Directors. If a nominee who is not an incumbent director does not receive a greater number of shares voted “for” such director than “against” such director, then such nominee will not be elected to the Board of Directors. In the event there is a contested director election, director nominees must receive affirmative votes from a plurality of the votes cast at the annual meeting to be elected. This means that the nominees receiving the greatest number of affirmative votes of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote will be elected as directors.

14.	Q: WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A:    Ratification of Ernst & Young LLP: The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

Advisory Say-On-Pay Resolution: The advisory say-on-pay resolution to approve our executive compensation must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved. Because your vote is advisory, it will not be binding on the Company, the Board of Directors or our Compensation Committee. Although non-binding, our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Stockholder Proposal Regarding Political Spending Disclosure: The stockholder proposal regarding political spending disclosure, if properly presented at the annual meeting, must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

Stockholder Proposal Regarding Lobbying Disclosure: The stockholder proposal regarding lobbying disclosure, if properly presented at the annual meeting, must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

15.	Q: WHAT CONSTITUTES A “QUORUM”?

A:    The presence at the virtual annual meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the meeting. Failure of a quorum to be represented at the annual meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

16.	Q: WHAT IF I ABSTAIN FROM VOTING?

A:    If you attend the virtual annual meeting or send in your signed Proxy Card or vote by telephone or over the Internet prior to the annual meeting, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on Proposal 1, your abstention will have no effect on the outcome. If you abstain from voting on Proposals 2, 3, 4 or 5, your abstention will have the same legal effect as a vote against these proposals.

17.	Q: WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

A:    If you are a registered stockholder and you do not sign and return your Proxy Card or vote by telephone or over the Internet prior to the annual meeting, your shares will not be voted at the annual meeting unless you vote during the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to EQ Shareowner Services at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100 or by telephone at 1-800-468-9716 (domestic) or 1-651-450-4064 (outside the U.S.). If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under New York Stock Exchange (“NYSE”) rules, Proposal 2 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. Proposals 1, 3, 4 and 5 are non-routine matters and, therefore, may only be voted in accordance with instructions received from the beneficial owner of the shares.

18.	Q: WHAT IS A “BROKER NON-VOTE”?

A:    Under NYSE rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a Proxy Card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”

19.	Q: WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A:    Broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for purposes of determining the outcome of the vote on any proposal, other than Proposal 2.

20.	Q: WHO WILL COUNT THE VOTES?

A:    Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of election to tabulate stockholder votes for the annual meeting.

21.	Q: CAN I PARTICIPATE IF I AM UNABLE TO ATTEND THE VIRTUAL ANNUAL MEETING?

A:    If you are unable to attend the virtual annual meeting, we encourage you to send in your Proxy Card or to vote by telephone or over the Internet prior to the annual meeting.

22.	Q: WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:    We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the annual meeting. All reports we file with the SEC are publicly available when filed. Please refer to Question 25 for additional information.

23.	Q: WHEN ARE STOCKHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY MATERIALS FOR THE NEXT ANNUAL MEETING?

A:    Any stockholder proposal must be submitted in writing to our Corporate Secretary at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203, prior to the close of business on November 11, 2022, to be considered timely for inclusion in next year’s proxy statement and form of proxy. Such proposal must also comply with SEC regulations, including Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

We have also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. Under our bylaws, to be considered timely, compliant notice of proxy access director nominations for next year’s proxy statement and form of proxy must be submitted to the Corporate Secretary at the address specified above no earlier than October 12, 2022 and no later than November 11, 2022; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of this year’s meeting, or (B) no annual meeting is held this year, to be timely the stockholder notice must be received no later than 90 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first. The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our bylaws, and the foregoing description is qualified by reference to the full text of our bylaws. You should consult our bylaws for more detailed information regarding the processes by which stockholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. Our bylaws are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com.

24.	Q: WHEN ARE OTHER STOCKHOLDER PROPOSALS DUE?

A:    Our bylaws contain an advance notice provision that requires stockholders to deliver to us notice of a proposal to be considered at an annual meeting not less than 90 nor more than 120 days before the date of the first anniversary of the prior year’s annual meeting. Such proposals are also subject to informational and other requirements set forth in our bylaws, a copy of which is available under the Corporate Governance portion of our website, www.hcahealthcare.com.

In addition to satisfying the advance notice requirements in our bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees much provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than February 20, 2023.

25.	Q: HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?

A:    We will provide copies of this proxy statement and our 2021 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2021, without charge to any stockholder who makes a written request to our Investor Relations Department at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203. Our Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of the Company’s website at www.hcahealthcare.com. Our website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated herein by this or any other reference to our website provided in this proxy statement.

26.	Q: HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

A:    The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Internet Notice or proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our Internet Notice or proxy materials by delivering a single Internet Notice or proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, or us, that they, or we, will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Internet Notice or proxy statement and annual report, or if you are receiving multiple copies of the Internet Notice or proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203, or by calling our Corporate Secretary at (615) 344-9551. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

COMPANY SUMMARY

HCA Healthcare, Inc. is one of the leading health care services companies in the United States. As of December 31, 2021, we operated 182 hospitals, comprised of 175 general, acute care hospitals; five psychiatric hospitals; and two rehabilitation hospitals. We also operate numerous outpatient health care facilities, which include freestanding surgery centers, freestanding emergency care facilities, urgent care facilities, walk-in clinics, diagnostic and imaging centers, radiation and oncology therapy centers, comprehensive rehabilitation and physical therapy centers, physician practices, home health, hospice, outpatient physical therapy home and community-based services providers, and various other facilities. Our facilities are located in 20 states and England.

HCA Healthcare Hospitals

Our other sites of care

Our common stock is traded on the NYSE (symbol “HCA”). Through our predecessors, we commenced operations in 1968. HCA Healthcare, Inc. was incorporated in Delaware in October 2010. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number is (615) 344-9551.

CORPORATE GOVERNANCE

We are committed to employing robust corporate governance practices, which we have enhanced over time, and believe that our existing corporate governance practices empower stockholders and promote accountability.

Key Practices and Policies

Board of Directors

•	Majority of directors are independent

•	All members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent

•	Annual election of all directors

•	Our current Board structure separates the positions of Chair of the Board and CEO

•	Share ownership guidelines of five times the value of the annual cash retainer within five years for each non-management director

•	Our directors may serve on no more than four other public company boards

Stockholder Rights

•	Proxy Access right for stockholders of at least 3% of stock for three years

•	Stockholders’ right to call a special meeting

•	No supermajority provisions in our certificate of incorporation or bylaws

•	No dual-class shareholdings (one share, one vote)

•	No stockholder rights plan or poison pill

Governance

•	Board oversight of enterprise-wide risk management processes

•	Board oversight of enterprise-wide commitment to environmental, social and governance issues

•	Nominating and Corporate Governance Committee: corporate governance, social responsibility and community interests, including political activities and lobbying

•	Audit and Compliance Committee: environmental and sustainability issues

•

Compensation Committee: human capital management strategies and policies, including with respect to workplace culture, employee relations, diversity and inclusion initiatives, pay equity and workplace safety

•	Patient Safety and Quality of Care Committee: equity of patient care

•	Publicly disclose political contributions and public advocacy efforts and the contributions of our federal and state political action committees

•	Board supports and participates in our stockholder outreach activities and has responded to stockholder input

Director Independence.  Our Board of Directors currently consists of eleven directors. NYSE listing standards require that a majority of our directors be independent in accordance with the independence requirements set forth in such listing standards. In addition, our Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee must be composed solely of independent directors to comply with such listing standards and, in the case of our Audit and Compliance Committee, with SEC rules.

Our Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards as well as certain Board-adopted categorical independence standards. These guidelines are contained in our Corporate Governance Guidelines which are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com. The Board first analyzes whether any director has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or committee purposes. Management then provides the Board with relevant known facts and circumstances, and their analysis thereof, of any relationship of a director to HCA or to our management that does not fall within the parameters set forth in the Board’s separately adopted categorical independence standards to determine whether or not that relationship is material. The Board may determine that a director who has a relationship that falls outside of the parameters of the categorical independence standards is nonetheless independent (to the extent that the relationship would not constitute a bar to independence under the NYSE listing standards).

Our Board of Directors has affirmatively determined that Meg G. Crofton, Robert J. Dennis, Nancy-Ann DeParle, Charles O. Holliday, Jr., Hugh F. Johnston, Michael W. Michelson, Wayne J. Riley, M.D. and Andrea B. Smith are independent from our management under both the NYSE’s listing standards and our additional standards. The Board has also affirmatively determined that Messrs. Holliday, Johnston and Michelson, Dr. Riley and Ms. Smith, the members of our Audit and Compliance Committee, meet the independence requirements of Rule 10A-3 of the Exchange Act. Any relationships between an independent director and HCA or our management fell within the Board-adopted categorical standards and, accordingly, were not specifically reviewed by our Board.

On November 17, 2006, a predecessor entity, HCA Inc., was acquired by a private investor group, including affiliates of or funds sponsored by Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co., BAML Capital Partners (formerly Merrill Lynch Global Private Equity) (each, a “Sponsor”) and affiliates of HCA founder Dr. Thomas F. Frist, Jr. (the “Frist Entities,” and together with the Sponsors, the “Investors”) and by members of management and certain other investors (the “Merger”). In connection with the Merger, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with Hercules Holding II (f/k/a Hercules Holding II, LLC) (“Hercules Holding”) and the Investors which, among other things, currently provides for certain rights of the Frist Entities to nominate two members of our Board of Directors. See “Directors” and “Certain Relationships and Related Person Transactions.”

Executive Sessions.  Our Corporate Governance Guidelines provide that non-management directors shall meet at regularly scheduled executive sessions, which will typically occur at regularly scheduled Board meetings, without any member of management present and must so meet at least annually. In addition, at least annually the independent directors shall meet in separate executive session. Mr. Thomas F. Frist III, the Chairman of our Board of Directors, presides over meetings of the non-management directors, and Mr. Holliday serves as the independent presiding director. Our Corporate Governance Guidelines also provide that the independent and/or non-management directors shall be entitled, acting as a group by vote of a majority of such independent and/or non-management directors, to retain legal counsel, accountants, health care consultants, or other experts, at the Company’s expense, to advise the independent and/or non-management directors concerning issues arising in the exercise of their functions and powers.

Criteria for Director Nomination.  Our Nominating and Corporate Governance Committee recommends to the Board persons to be nominated to serve as directors of the Company. When determining whether to nominate a current director to stand for re-election as a director, the Nominating and Corporate Governance Committee reviews and considers the performance of such director during the prior year using performance criteria established by the Board. The Nominating and Corporate Governance Committee also considers the requirements of any stockholders’ agreement in existence which governs the composition requirements of the Company’s Board of Directors. In recruiting and evaluating new director candidates, the Nominating and Corporate Governance Committee assesses a candidate’s independence, as well as the candidate’s background and experience, current board skill needs and diversity. The Company values diversity and endeavors to have a Board representing diverse experience at policy-making levels in business, education or areas that are relevant to the Company’s business. The Company’s Corporate Governance Guidelines provide that the initial pool of candidates from which the Nominating and Corporate Governance Committee recommends nominees should include qualified female and racially/ethnically diverse candidates, and any third-party search firm that the Nominating and Corporate Governance Committee engages to identify such candidates shall be requested to include qualified female and racially/ethnically diverse candidates in such initial pool. The Nominating and Corporate Governance Committee considers any candidates proposed by any senior executive officer, director or stockholder, consistent with applicable law, the Company’s certificate of incorporation and bylaws, the criteria set forth in our Corporate Governance Guidelines and the requirements of any stockholders’ agreement in existence.

Individual directors and any person nominated to serve as a director should demonstrate high ethical standards and integrity in their personal and professional dealings, be willing to act on and remain accountable for their boardroom decisions, and be in a position to devote an adequate amount of time to the effective performance of their director duties.

In addition, each director should contribute knowledge, experience, or skill in at least one area that is important to the Company. To provide such a contribution to the Company, a director must possess experience in one or more of the following:

•	Business or management for complex and large consolidated companies or other complex and large institutions;
•	Accounting or finance for complex and large consolidated companies or other complex and large institutions;
•	Leadership, strategic planning, or crisis response for complex and large consolidated companies or other complex and large institutions;
•	The health care industry; and
•	Other significant and relevant areas deemed by the Nominating and Corporate Governance Committee to be valuable to the Company.

Each director must also take reasonable steps to keep informed on the complex, rapidly evolving health care environment. The Board encourages formal continuing education, and the Company will reimburse directors for reasonable expenses incurred in connection with participation in accredited director education programs. Prior to nominating a person to serve as a director, the Nominating and Corporate Governance Committee evaluates the candidate based on the criteria described above. In addition, prior to accepting re-nomination, each director should evaluate himself or herself as to whether he or she satisfies the criteria described above.

Our 11 Board nominees represent a robust combination of experience, perspective and expertise to enable the Board to provide effective oversight and guidance to the Company

• Healthcare and Pharmaceutical

• Corporate Finance and Accounting

• Chief Executive Officer Experience

• Human Capital Management

• Investor Experience

• Consumer and Hospitality

• Payer and Reimbursement

• Patient Care Experience • Operational Experience • Legal and Regulatory • Public Company Board Experience • Environmental and Sustainability • Government and Academia • International Experience

Board Diversity.  We value diversity and endeavor to have a Board representing diverse experience at policy-making levels in business, education or other areas that are relevant to the Company’s business. Our Corporate Governance Guidelines provide that the initial pool of candidates from which the Nominating and Corporate Governance Committee recommends nominees should include qualified female and racially/ethnically diverse candidates, and any third-party search firm that the Nominating and Corporate Governance Committee engages to identify such candidates shall be requested to include qualified female and racially/ethnically diverse candidates in such initial pool. Four out of 11 (36%) of our Board nominees are diverse based on gender or race/ethnicity.

Racial/Ethnic Diversity	Gender Diversity

Board Tenure.  Our Company seeks to have a well-balanced mix of tenure on our Board. Our longest tenured directors are members of the Company’s founding family, representing the third generation of Frist family members to have served on our Board and highlighting the family’s commitment to the long-term success of our Company. The average tenure of our directors is approximately 6.5 years, bringing a valuable mix of Company knowledge, fresh perspectives and industry insights to the Board.

We do not have term limits for our directors. All directors are elected for one-year terms without staggered terms, and each year, all directors must be nominated and stand for election for another year. However, our Corporate Governance Guidelines provide that no person shall be nominated to the Board who has attained the age of 75 or more on or before the first day of the proposed term of office. Under certain special circumstances, the Board may make an exception to this retirement policy.

Stockholder Nominees.  Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the Corporate Secretary of the Company. Generally, to be timely, a stockholder’s notice must be delivered to, mailed to or received at our principal executive offices, addressed to the Corporate Secretary of the Company, and within the following time periods:

•

in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made; and

•

in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the stockholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than the later of 90 days before such annual or special meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made.

In no event shall an adjournment, postponement or deferral, or public disclosure of an adjournment, postponement or deferral, of a meeting of the stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice.

The Company has also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. The number of potential proxy access nominees nominated by all eligible stockholders shall not exceed the greater of (A) two or (B) 20% of the directors then in office. Under our bylaws, to be considered timely, compliant notice of proxy access director nominations must be submitted to the Corporate Secretary at the address specified above no earlier than 150 days and no later than 120 days prior to the first anniversary of the date the Company mailed its proxy statement for the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no later than 90 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first.

The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our bylaws, and the foregoing description is qualified by reference to the full text of our bylaws. You should consult our bylaws for more detailed information regarding the processes by which stockholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. Our bylaws are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com.

Board Leadership Structure.  The Board of Directors regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its stockholders are best served by the Board of Directors retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board of Directors, or whether the roles should be separated. The Board of Directors believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company. Accordingly, at different points in the Company’s history, the Chief Executive Officer and Chairman of the Board of Directors roles have been held by the same person. At other times, the roles have been held by different individuals. In each instance, the decision on whether to combine or separate the roles was made in the best interests of the Company’s stockholders, based on the circumstances at the time.

The Board of Directors has appointed Thomas F. Frist III to serve as Chairman and Mr. Holliday to serve as the independent presiding director of the Board of Directors. Mr. Frist III is the son of HCA founder Dr. Thomas F. Frist, Jr. Mr. Frist III has been a member of the Board of Directors since 2006; he, along with certain other members of his family, collectively own approximately 23% of our common stock.

As Chairman, Mr. Frist III leads the activities of the Board of Directors, including calling meetings of the Board and non-management directors, as necessary, setting the agenda for Board meetings in consultation with the CEO, chairing executive sessions of the non-management directors, engaging with stockholders as appropriate, and acting as an advisor to Mr. Hazen on strategic aspects of the CEO role, with regular consultations on major developments and decisions. The Board believes that this leadership structure is appropriate given Mr. Frist III’s experience, historical association with HCA and his significant ownership stake. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of stockholders.

Consistent with our commitment to good governance, and as further described above, non-management directors meet at regularly scheduled executive sessions, which typically occur at regularly scheduled Board meetings, without any member of management present. In addition, at least annually the independent directors meet in separate executive session. Our Board believes its current leadership structure effectively allocates authority, responsibility, and oversight between management and the non-management and independent members of our Board. It gives primary responsibility for the operational leadership and strategic direction of the Company to our CEO, while the Chairman, coupled with strong independent director leadership in the form of an independent presiding director, facilitates our Board’s independent oversight of management, promotes communication between management and our Board, engages with stockholders and leads our Board’s consideration of key governance matters. We plan to continue to examine our corporate governance policies and leadership structure on an ongoing basis to ensure that they continue to meet the Company’s needs.

Board’s Role in Risk Oversight.  Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a company. The involvement of the full Board of Directors in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

We conduct an annual enterprise risk management assessment, which is facilitated by our enterprise risk management team in collaboration with our internal auditors. The senior internal audit executive officer reports to the Chief Executive Officer and to the Audit and Compliance Committee in this capacity. In this process, we assess risk throughout the Company (including cyber security risk) by conducting surveys and interviews of our employees and directors, soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan. We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives. The enterprise risk management team annually prepares a report for senior management and, ultimately, the Board of Directors regarding the key identified risks and how we manage these risks both on an annual and ongoing basis. Members of senior management attend the quarterly Board meetings, as appropriate, and are available to address any questions or concerns raised by the Board regarding risk management and any other matters. Additionally, each quarter, the Board of Directors receives presentations from senior management on strategic matters involving our operations.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit and Compliance Committee focuses on financial and enterprise risk exposures, including internal controls and cyber security risk, and discusses with management, the senior internal audit executive officer, the senior chief ethics and compliance officer and the independent registered public accounting firm, our policies with respect to risk assessment and risk management. The Audit and Compliance Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with applicable laws and regulations, environmental and sustainability issues, the Company Code of Conduct and related Company policies and procedures, including the Corporate Ethics and Compliance Program. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our human capital and compensation policies and programs, as described below under “Executive Compensation — Compensation Risk Assessment.” The Patient Safety and Quality of Care Committee assists the Board in fulfilling its risk oversight responsibility with respect to our policies and procedures relating to patient safety, equity of care and the delivery of quality medical care to our patients. The Finance and Investments Committee assists the Board in fulfilling its risk oversight responsibility with respect to the Company’s financial structure, investment policies and objectives and other matters of a financial and investment nature. The Nominating and Corporate Governance Committee assists the Board in fulfilling its risk oversight responsibility with respect to the Company’s corporate governance, social responsibility, community interests and political activities.

Board Meetings and Director Attendance.  During 2021, our Board of Directors held eight meetings. All director nominees attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served, held during the period for which he or she served as a director. Our policy is to strongly encourage directors to attend the Company’s annual stockholder meetings. Our 2021 annual meeting of stockholders was attended by all directors in service at such time.

Board and Committee Evaluations.  Our Nominating and Corporate Governance Committee, acting on behalf of the Board, conducts an annual evaluation of the Board’s performance. This evaluation considers the Board’s contribution as a whole and specifically reviews areas in which the Board and/or senior management believes additional contributions could be made. The purpose of the evaluation is to increase the effectiveness of the Board. In addition, each Board committee, under the oversight of the Nominating and Corporate Governance Committee, conducts an annual evaluation of that committee. These evaluations include a review of the committee’s compliance with its charter and its overall contribution. The results of the annual evaluations are discussed by each committee and the Board as a whole, and the independent presiding director and chair of the Nominating and Corporate Governance Committee discuss the results individually with each director.

Board Committees.  Our Board of Directors currently has five standing committees: the Audit and Compliance Committee, the Compensation Committee, the Finance and Investments Committee, the Nominating and Corporate Governance Committee and the Patient Safety and Quality of Care Committee. The Board of Directors receives recommendations from the Nominating and Corporate Governance Committee regarding committee composition and determines the members of each committee. The Board of Directors has determined that all members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent as defined in the NYSE listing standards and in our Corporate Governance Guidelines. The Board of Directors has adopted a written charter for each of these committees. All committee charters are available on the Corporate Governance portion of our website located at www.hcahealthcare.com.

The chart below reflects the current composition of the standing committees.

Name of Director	Audit and Compliance	Compensation	Finance and Investments	Nominating and Corporate Governance	Patient Safety and Quality of Care

Thomas F. Frist III			X

Samuel N. Hazen*

Meg G. Crofton		X			X

Robert J. Dennis		Chair	X	X

Nancy-Ann DeParle				Chair	X

William R. Frist					X

Charles O. Holliday, Jr.	Chair	X	X

Hugh F. Johnston	X		X

Michael W. Michelson	X		Chair

Wayne J. Riley, M.D.	X			X	Chair

Andrea B. Smith	X				X

*	Indicates management director.

Audit and Compliance Committee.  Our Audit and Compliance Committee is composed of Charles O. Holliday, Jr. (Chair), Hugh F. Johnston, Michael W. Michelson, Wayne J. Riley, M.D. and Andrea B. Smith. Our Board of Directors has affirmatively determined that each member of the Audit and Compliance Committee meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board of Directors has determined that each of Charles O. Holliday, Jr., Hugh F. Johnston, Michael W. Michelson, Wayne J. Riley, M.D. and Andrea B. Smith is an “audit committee financial expert.” The Audit and Compliance Committee is responsible for, among other things:

•	Selecting the independent registered public accounting firm;
•	Pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by the independent registered public accounting firm;
•

At least annually, obtaining and reviewing a report of the independent registered public accounting firm describing the firm’s internal quality-control procedures and any material issues raised by its most recent review of internal quality controls;

•	Evaluating the qualifications, performance and independence of the independent registered public accounting firm;

•

Reviewing with the independent registered public accounting firm any difficulties the independent registered public accounting firm encountered during the course of the audit work, including any restrictions in the scope of activities or access to requested information or any significant disagreements with management and management’s responses to such matters;

•	Setting policies regarding the hiring of current and former employees of the independent registered public accounting firm;
•	Reviewing and discussing the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;
•	Discussing earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies;
•

Reviewing the Company’s information security programs, including cyber security and procedures regarding disaster recovery and critical business continuity and reviewing the Company’s programs and plans that management has established to monitor compliance with information security compliance programs and test preparedness;

•	Discussing policies governing the process by which risk assessment and risk management is to be undertaken;
•	Reviewing reports made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting;
•

Reviewing with the independent registered public accounting firm the internal audit responsibilities, budget and staffing, as well as procedures for implementing recommendations made by the independent registered public accounting firm and any significant matters contained in reports from the internal audit department;

•

Establishing procedures for receipt, retention and treatment of complaints we receive regarding accounting, auditing or internal controls and the confidential, anonymous submission of employee concerns regarding questionable accounting and auditing matters;

•	Conducting a reasonable prior review and oversight of certain related party transactions;
•	Discussing with our general counsel any legal or regulatory matters that could reasonably be expected to have a material impact on our business or financial statements;
•

Providing information to our Board that may assist the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s performance, qualifications, and independence and the performance of the Company’s internal audit function;

•	Preparing the report required by the SEC to be included in our Annual Report on Form 10-K and our proxy or information statement;
•	Overseeing the activities of the Company’s Disclosure Committee; and
•	Reviewing and overseeing the Company’s policies and practices regarding environmental and sustainability issues.

As noted above, the Audit and Compliance Committee is responsible for reviewing the Company’s information security programs, including cyber security. The Company annually engages third parties (as well as our own internal audit department) to audit the Company’s information security programs, whose findings are reported to the Audit and Compliance Committee. We also actively engage with key vendors, industry participants, the U.S. Department of Homeland Security and intelligence and law enforcement communities as part of our efforts, which are reported to the Audit and Compliance Committee. Our Chief Security Officer, who manages our information security training and awareness program, also updates the Audit and Compliance Committee on a quarterly basis regarding information security matters. Our Board also receives annual training relating to information security and cyber security risks.

The Audit and Compliance Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2021, the Audit and Compliance Committee met 11 times.

Compensation Committee.  Our Compensation Committee is composed of Meg G. Crofton, Robert J. Dennis (Chair) and Charles O. Holliday, Jr. Effective at the annual meeting, Michael W. Michelson will become a member of the Compensation Committee. Our Board of Directors has affirmatively determined that each member of the Compensation Committee meets the definition of “independent director” for purposes of the NYSE rules and the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Compensation Committee is generally charged with the oversight of our executive compensation and rewards programs and human capital management strategies and policies. Responsibilities of the Compensation Committee include the review and/or approval of the following items:

•	Executive compensation strategy and philosophy;
•	Evaluation process and compensation arrangements for executive management, including the CEO;
•	Design and administration of the annual Senior Officer Performance Excellence Program;
•	Design and administration of our equity incentive plans;
•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan);
•	Management succession planning;
•	Any other executive compensation or benefits related items deemed appropriate by the Compensation Committee;
•	Director compensation arrangements; and
•

Human capital management strategies and policies with respect to attracting, developing, retaining and motivating leadership and colleagues, workplace culture, employee relations, diversity and inclusion initiatives, pay equity, and workplace safety.

In addition, the Compensation Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing employee compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment.

The Compensation Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. In 2021, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to assist in conducting an assessment of competitive executive and director compensation. Semler Brossy is retained by, and reports directly to, the Compensation Committee. As required under the NYSE listing rules, the Compensation Committee has considered and assessed all factors relevant to Semler Brossy’s independence from management, including but not limited to those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, as applicable. Based on this review, the Compensation Committee is not aware of any conflict of interest that has been raised by work performed by Semler Brossy. A consultant from Semler Brossy attends most of the Compensation Committee meetings and supports the Compensation Committee’s role by providing independent expertise and advice. Semler Brossy’s main responsibilities are to:

•	Review and advise on the Company’s executive compensation programs, including base salaries, short-term and long-term incentives, and other benefits, if any;
•	Review and analyze executive officer compensation data, compensation survey data, and other publicly available data;
•	Review and analyze management prepared market pricing analysis (i.e., review compensation surveys used, job matches, survey weightings, and year-over-year change in analysis results);

•	Prepare director pay assessment; and
•	Advise on current trends in compensation, including design and pay levels.

The Compensation Committee may consider recommendations from our Chief Executive Officer and compensation consultants, among other factors, in making its compensation determinations. The Compensation Committee has the authority to delegate any of its responsibilities to one or more subcommittees as the committee may deem appropriate. For a discussion of the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Executive Compensation — Compensation Discussion and Analysis.” The Compensation Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2021, the Compensation Committee met seven times.

Finance and Investments Committee.  Our Finance and Investments Committee is composed of Robert J. Dennis, Thomas F. Frist III, Charles O. Holliday, Jr., Hugh F. Johnston and Michael W. Michelson (Chair). Effective at the annual meeting, Thomas F. Frist III will no longer serve as a member of the Finance and Investments Committee. This committee is responsible for reviewing and considering matters relating to the Company’s financial and investment structure, strategies and policies. The Finance and Investments Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2021, the Finance and Investments Committee met eight times.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee is composed of Robert J. Dennis, Nancy-Ann DeParle (Chair) and Wayne J. Riley, M.D. Our Board of Directors has affirmatively determined that each member of the Nominating and Corporate Governance Committee meets the definition of “independent director” for purposes of the NYSE rules. The Nominating and Corporate Governance Committee is responsible, subject to the requirements of the Stockholders’ Agreement, as applicable, for, among other things: (1) identifying, recruiting and recommending to the Board of Directors individuals qualified to become members of our Board of Directors; (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for re-election; (3) reviewing and recommending corporate governance policies, principles and procedures applicable to the Company; (4) overseeing the Company’s policies and practices regarding corporate governance, social responsibility and community interests; (5) reviewing and considering the Company’s policies and practices regarding political activities, including political contributions and lobbying and (6) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board of Directors from time to time. The Nominating and Corporate Governance Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2021, the Nominating and Corporate Governance Committee met six times.

Patient Safety and Quality of Care Committee.  Our Patient Safety and Quality of Care Committee is composed of Meg G. Crofton, Nancy-Ann DeParle, William R. Frist, Wayne J. Riley, M.D. (Chair) and Andrea B. Smith. This committee reviews our policies and procedures relating to the delivery of quality medical care to patients as well as matters concerning or relating to the efforts to advance the quality of health care provided and patient safety and policies and practices for promoting the Company’s commitment to equity of patient care. The Patient Safety and Quality of Care Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2021, the Patient Safety and Quality of Care Committee met four times.

Stockholder Engagement.  The Company engages with stockholders and solicits feedback on a regular basis with respect to a broad range of topics, including performance, strategy, corporate responsibility, corporate governance and executive compensation related matters.

Our stockholder and investor outreach typically includes investor road shows, analyst meetings, and investor conferences. We also hold conference calls for our quarterly earnings releases which are available in real time and as archived webcasts on our website.

Consistent with prior years, in the first half of 2022, the Company also plans to extend invitations to meet with stockholders owning one percent or more of our common stock (excluding Hercules Holding II), collectively holding approximately 39  percent of our common stock.

Policy Regarding Communications with the Board of Directors.  Stockholders and other interested parties may contact the Board of Directors, a particular director, or the non-management directors or independent directors as a group by sending a letter (signed or anonymous) to: c/o Board of Directors, HCA Healthcare, Inc., One Park Plaza, Nashville, TN 37203, Attention: Corporate Secretary.

We will forward all such communications to the applicable Board member(s) at least quarterly, except for advertisements or solicitations which will be discarded. Our legal department will review the communications received. Concerns will be addressed through our regular procedures for addressing such matters. Depending on the nature of the concern, management also may refer it to our internal audit, legal, finance, financial reporting or other appropriate department. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Corporate Governance page of our website at www.hcahealthcare.com.

Complaints or concerns about our accounting, internal accounting controls, auditing or other matters may be reported anonymously or otherwise to our legal department or to the Audit and Compliance Committee in any of the following ways:

•	Call the HCA Ethics Line at 1-800-455-1996
•	Write to the Audit and Compliance Committee at: Audit and Compliance Committee Chair, HCA Healthcare, Inc., c/o General Counsel, One Park Plaza, Nashville, TN 37203

All accounting, internal accounting controls, or auditing matters will be reported to the Audit and Compliance Committee on at least a quarterly basis. Depending on the nature of the concern, it also may be referred to our internal audit, legal, finance, financial reporting or other appropriate department. We will treat a complaint or concern about questionable accounting or auditing matters confidentially if requested, except to the extent necessary to protect the Company’s interests or to comply with an applicable law, rule or regulation or order of a judicial or governmental authority.

Our policy prohibits any employee from retaliating or taking any adverse action against anyone who, in good faith, reports or helps to resolve an ethical or legal concern.

Corporate Governance Guidelines.  The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	Size and composition of the Board;
•	Director qualifications and independence;
•	Executive sessions;
•	Director responsibilities, including succession planning;
•	Director orientation and continuing education;
•	Board and committee meetings;

•	Board committees;
•	CEO evaluation;
•	Performance evaluation of the Board and its committees;
•	Director access to officers and employees; and
•	Stockholder communications with the Board.

The Corporate Governance Guidelines are available on the Corporate Governance page of our website at www.hcahealthcare.com. We intend to disclose any future amendments to the Corporate Governance Guidelines on our website.

Code of Ethics.  We have a Code of Conduct, which is applicable to all our directors, officers and employees (the “Code of Conduct”). The Code of Conduct is available on the Ethics and Compliance and Corporate Governance portion of our website at www.hcahealthcare.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to, or waivers of, our Code of Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at these locations on our website or report the same on a Current Report on Form 8-K. Our Code of Conduct is also available free of charge upon request to our Investor Relations Department, HCA Healthcare, Inc., One Park Plaza, Nashville, TN 37203.

Compensation Committee Interlocks and Insider Participation.  During 2021, the Compensation Committee of the Board of Directors was composed of Meg G. Crofton, Robert J. Dennis and Charles O. Holliday, Jr. None of the aforementioned members of the Compensation Committee have at any time been an officer or employee of HCA or any of its subsidiaries. In addition, none of our executive officers serves as a member of the compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Delinquent Section 16(a) Reports.  Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that during the 2021 fiscal year, all of our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a), except that we have been informed that, due to administrative error, a Form 5 was filed for Robert A. Waterman on February 14, 2022 with respect to a gift of shares on May 7, 2018. This belief is based on our review of forms filed and written notice that no other reports were required.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY

The Company’s mission statement — Above all else, we are committed to the care and improvement of human life — guides everything we do, including our dedication to being a responsible and concerned citizen in our communities.

Board Oversight.  Our Board of Directors and its committees oversee our enterprise-wide commitment to environmental, social and governance (“ESG”) issues. In 2021, HCA Healthcare determined to formalize the committees’ oversight responsibilities by documenting the committees’ roles in their respective charters. In particular, our Nominating and Corporate Governance Committee is now formally responsible for overseeing HCA Healthcare’s policies and practices regarding corporate governance, social responsibility and community interests, including political activities. Our Audit and Compliance Committee is responsible for overseeing HCA Healthcare’s policies and practices regarding environmental and sustainability issues. Our Compensation Committee is responsible for overseeing HCA Healthcare’s human capital management strategies and policies, including with respect to workplace culture, employee relations, diversity and inclusion initiatives, pay equity and workplace safety. Finally, our Patient Safety and Quality of Care Committee is responsible for overseeing HCA Healthcare’s policies and practices for promoting its commitment to equity of patient care.

COVID-19 Response.  HCA Healthcare treated more than 160,000 COVID-19 inpatients in 2021 and over 271,000 total from February 2020 to December 2021. We continue to support and care for patients during the pandemic, and remain committed to the safety of everyone within our facilities.

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Improving COVID-19 Care. We share our learnings from treating suspected and positive COVID-19 cases with research institutions to improve treatments, outcomes and care. Since the beginning of the pandemic, HCA Healthcare has conducted various COVID-19 related research projects and worked to spearhead COVID-19 literature to accelerate the understanding and treatment of the novel coronavirus. As of December 2021, HCA Healthcare had nearly 50 clinical publications in print, in press, under review or in late preparation.

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Accelerating COVID-19 Research. At the onset of the pandemic, HCA Healthcare, with support from the HCA Healthcare Research Institute (HRI), Sarah Cannon Research Institute and its precision medicine platform, Genospace, created a COVID-19 patient registry to capture and analyze data from treating COVID-19 patients. A research study published in The Journal of Clinical Investigation in 2021 analyzed data from COVID-19 patients to assess the effectiveness of convalescent plasma treatment.

In January 2021, we formed a consortium of prominent public and private research institutions to use our vast data on COVID-19 hospital care to improve patient outcomes and public knowledge. The institutions — including the federal Agency for Healthcare Research and Quality (AHRQ), Johns Hopkins University, Duke University, Meharry Medical College, Harvard Pilgrim Health Care Institute and others — have access to the data in a research program directed by HRI. As of December 31, 2021, 12 studies were being conducted or had been completed using de-identified data from more than 210,000 patients in the HCA Healthcare COVID-19 Registry.

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Protecting our patients and colleagues. HCA Healthcare has implemented precautionary measures such as masking policies, screening processes, social distancing guidelines and modified visitor policies as needed. We continue to follow CDC and professional society recommendations and state-based executive orders. In 2021, HCA Healthcare distributed more than 1.2 billion items of personal protective equipment (PPE).

Patient-Centered Care.  HCA Healthcare strives to provide high-quality care to our patients during every interaction. In 2021, we had more than 35 million patient encounters, including more than 8.4 million emergency room visits and over 217,000 baby deliveries. From these patient encounters, we develop and share best practices across our enterprise that help improve patient care, using evidence-based guidance, tools, measurement, advanced analytics and data science to support safe, effective, efficient, compassionate care. In its fall 2021 Hospital Safety Grades, The Leapfrog Group recognized 84% of HCA Healthcare hospitals with an A or B rating, as compared to 58% of hospitals nationally.

As a learning health system, HCA Healthcare is using the science of big data from our patient encounters to combat the opioid public health crisis and transform pain management, with initiatives in surgical, emergency and other care settings. HCA Healthcare’s Enhanced Surgical Recovery (ESR) program helps increase patient satisfaction around pain and reduce opioid misuse. The program also reduces blood loss, patient length of stay and overall complications. In addition, HCA Healthcare hosted its third annual “Crush the Crisis” event in October 2021, collecting a record 15,566 pounds of unused and expired medications in support of the Drug Enforcement Administration’s National Prescription Drug Take Back Day. In partnership with local law enforcement agencies, collection sites were hosted at 96 HCA Healthcare facilities at 98 event locations across 17 states.

Caring for our patients is not limited to clinical care and patient safety, but also includes maintaining their privacy. Each year, all HCA Healthcare colleagues complete training that covers privacy, information security, physical security and more. The main goal of the Privacy Program is to ensure our patients’ health information and privacy rights are properly protected. Through our Code of Conduct and policies and procedures, HCA Healthcare requires its workforce members, affiliated covered entities and business associates to subscribe to appropriate privacy practices. We reinforce this message through various educational and training sessions and the routine dissemination of regulatory information and supplemental guidance to assist in maintaining compliance with patient privacy.

Equity of Care.  HCA Healthcare is committed to providing equitable access to high-quality care for our patients and fostering a diverse and inclusive workplace for our colleagues. We have signed a national Equity of Care pledge, through the American Hospital Association Institute for Diversity and Health Equity, to reinforce this commitment. Our facilities deliver healthcare services in more than 170 languages and dialects, and our more than 1,000 Equity of Care Coordinators (ECCs) across the enterprise advance health equity for patients and their loved ones by providing equitable access to high-quality healthcare services for individuals who are deaf or hard of hearing, are blind or have low vision, utilize service animals or are limited English proficient (LEP).

HCA Healthcare formed the Health Equity Council in January 2021 to help identify and address health disparities within and outside of our hospitals, as well as to develop strategies that advance health equity. This cross-functional group of senior leaders analyzes race, ethnicity and language (REaL) data, sexual orientation and gender identity (SOGI) data and other socio-demographic characteristics to address disparities and improve patient quality, safety and satisfaction outcomes for diverse populations. The findings from our annual equitable outcomes analysis have been used to shape the focus of initiatives undertaken by the council, including partnerships with community organizations and industry partners to address specific opportunities related to cardiovascular health, cancer screenings and navigation services, and maternal health for communities of color.

In May 2021, HCA Healthcare announced a $10 million investment over three years to Historically Black Colleges and Universities (HBCUs) and Hispanic-Serving Institutions (HSIs) across our footprint. This commitment supports our goal for a diverse pipeline of future healthcare professionals and leaders to help us deliver more equitable, culturally competent care. The investment includes a

$1.5 million partnership with Florida A&M University’s (FAMU) School of Allied Health Sciences. Through internship stipends and scholarships, the funding will pave student pathways from undergraduate to graduate to management careers in the healthcare industry.

Clinical Excellence.  Through partnerships with GE, Google and other leading technology companies, HCA Healthcare is advancing care delivery within and outside of our hospitals. The HCA Healthcare Research Institute (HRI) is our multispecialty clinical research arm focused on advancing therapies for patients through our affiliated network of providers and care sites. HRI is supported by HCA Healthcare’s oncology research organization, Sarah Cannon Research Institute, which focuses on community-based cancer research. Together, we conduct large-scale clinical research and collaborate with institutions including Harvard Pilgrim Health Care Institute and the CDC to unlock insights into real-world data and clinical studies that can lead to scientific breakthroughs and transform patient care. More than 550 first-in-human clinical trials have been conducted across Sarah Cannon Research Institute, 65 of which occurred in 2021.

HCA Healthcare also launched a new strategic pillar dedicated to Care Transformation and Innovation (CT&I) in 2021. Through the clinically led integration of technology into care delivery, CT&I aims to accelerate the organization into the future of healthcare through bold innovations that address current and anticipated challenges facing caregivers.

Our Colleagues.  HCA Healthcare is proud to offer a variety of programs and benefits to support our approximately 284,000 colleagues. We’re also committed to strengthening the diversity of our workforce and investing in the well-being of our colleagues and their families. In the beginning of 2020, HCA Healthcare launched a comprehensive strategic plan to strengthen our commitment to diversity, equity and inclusion by focusing on accelerating program plans and launching new initiatives, including:

•	Hosting special listening sessions and enterprise-wide town halls to provide further opportunities for colleagues to share their voices;

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Establishing the HCA Healthcare Black Senior Leadership Council composed of a group of Black senior leaders who meet regularly with HCA Healthcare’s CEO to address topics related to supporting our Black colleagues and communities; and

•	Establishing division-level diversity, equity and inclusion councils.

In early 2021, HCA Healthcare established the Market/Hospital Governance Task Force to elevate governance practices and to help make our market/hospital boards of trustees reflect the communities we serve. The Company also operates an Executive DEI Council, led by HCA Healthcare’s CEO and comprised of executive leaders, to provide accountability and visible sponsorship for our diversity, equity and inclusion agenda. The Compensation Committee of the Board reviews and discusses with HCA Healthcare’s Senior Vice President and Chief Human Resources Officer, at least annually, the Company’s human capital management strategy, including with respect to diversity and inclusion. Also, the Board of Directors receives an update, at least annually, with respect to these matters.

In 2021, 35% of the individuals we hired for management and supervision roles were people of color (POC), a 10% increase from the prior year. We track key human capital metrics, including workforce demographics, diversity and inclusion data, and turnover data. This data is regularly shared with the Board. HCA Healthcare reports on its diversity and inclusion initiatives annually in its Impact Report. Additionally, HCA Healthcare has publicly disclosed our 2020 EEO-1 Report and plans to disclose publicly future EEO-1 Reports. While we are proud of the progress we have made, we are aware there is still more that we can do to cultivate and empower our talented workforce.

HCA Healthcare offers a student loan assistance program and tuition assistance program for eligible colleagues, and eligible dependents of HCA Healthcare colleagues can receive merit-based higher education scholarships of up to $5,000 a year through the Patricia Frist Memorial Scholarship

Program. Existing and expanded mental wellness programs include Nurse Care, a free and confidential support program and counseling service, and Optum, a partnership that offers colleagues and members of their immediate household free counseling sessions.

Our colleagues also care for each other through the HCA Healthcare Hope Fund, a colleague-run, colleague-supported 501(c)(3) charity that helps colleagues and their immediate families when faced with financial hardship due to natural disaster, illness/injury, domestic violence, death of a loved one or other difficult situations. In 2021, the Hope Fund reached an exciting milestone with more than $75 million in assistance provided to colleagues since its inception in 2005. More than 30,380 colleagues made donations to the fund in 2021, and $10.7 million in assistance was distributed to help more than 4,800 HCA Healthcare families.

Nursing at HCA Healthcare.  HCA Healthcare’s more than 93,000 registered nurses have an unwavering commitment to caring for their patients and supporting each other. While the COVID-19 pandemic showed the world how vital our frontline colleagues are, it re-emphasized another industry-wide issue — nursing staffing challenges — that was a concern before the pandemic. In 2022, we are refining our nursing strategy approach by building on previous strategic pillars and focusing more on seeking innovative ways to solve nursing staffing challenges and enabling nurses to practice at the top of their license. Our 2022 nursing strategy was developed by listening to nurses at all levels of our organization and will be guided by these four pillars: advocacy and leadership, staffing and care team support, education and academic partnerships, and professional practice.

In addition, HCA Healthcare nurses have access to various educational opportunities through Galen College of Nursing, the Nurse Residency Program, the StaRN (Specialty Training Apprenticeship for Registered Nurses) Program, and Centers for Clinical Advancement.

Community Investment.  Our operations make us a major contributor to local economies and help us create healthier tomorrows for those who live in the communities we serve. HCA Healthcare employs approximately 284,000 colleagues with combined payroll and benefits of more than $26.7 billion. In 2021, HCA Healthcare delivered charity care, uninsured discounts and other uncompensated care at an estimated cost of more than $3.3 billion, and we spent more than $3.5 billion in capital investment. In 2021, we provided more than $41 million in enterprise giving to community organizations and $17 million in colleague giving with HCA Healthcare matching. Our colleagues volunteered more than 99,600 hours and over 5,600 charitable organizations were supported through donations and volunteering.

During the 2021 holiday season, HCA Healthcare helped stock the shelves at food banks across the country as part of our organization’s Healthy Food for Healthier Tomorrows Food & Nutrition Drive. Over the course of 30 days, HCA Healthcare colleagues across the country provided nearly 370,000 nutritious meals to food banks in the communities that we serve by donating food or making financial contributions to help purchase perishable items such as milk, fruit and vegetables. And in May 2021, the HCA Healthcare Foundation announced the Healthier Tomorrow Fund, an $80 million community impact fund focused on addressing high-priority community needs and health equity. The fund provides grants to nonprofit organizations in 25 cities where HCA Healthcare has a presence. Since its launch, $4.5 million in funding has already been allocated to 13 different organizations, including the American Heart Association, Girl Scouts of the USA, Volunteers of America, Central Texas Allied Health Institute and Educate Texas. Launching the Healthier Tomorrow Fund further expands HCA Healthcare’s philanthropy in the communities where our colleagues live and serve. The foundation plans to distribute up to $8 million of the Healthier Tomorrow Fund this year with goals to expand to additional markets.

HCA Healthcare also partners with community leaders like the American Red Cross, March of Dimes and EVERFI to support the needs of our communities.

Environmental Responsibility.  Our commitment to the care and improvement of human life extends to the environment that we all share.

In 2022, HCA Healthcare is working on strategy and plans to improve our environmental impact by focusing on four key themes:

•	Managing energy and water responsibly, reducing use of energy and water, decarbonizing energy and managing water quality;

•	Enhancing our climate resilience, ensuring HCA Healthcare operations and the communities we serve are more resilient to climate risks;

•	Sourcing and consuming efficiently, decreasing emissions from purchased goods, sourcing responsibly, reducing consumption and reusing where possible; and

•	Greening our capital programs, reducing carbon emissions, waste and other environmental impacts from new construction, retrofits and expansions.

We plan to execute our environmental strategy to help us prepare and implement short-term and long-term sustainability plans that complement our commitment to the care and improvement of human life. We are baselining our scope 1 and scope 2 greenhouse gas emissions and have engaged specialists to assist in identifying best practices and developing plans to reduce emissions while maximizing operational efficiencies.

In 2021, HCA Healthcare recycled more than 16 million pounds of cardboard, paper, aluminum, wood and rechargeable batteries and over 33.4 million pounds of construction waste. In addition, more than 969,600 pounds of devices were diverted from landfills for reprocessing.

DIRECTORS

The Board of Directors seeks to ensure the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, the Board takes into account (1) individual qualifications, such as high ethical standards, integrity, mature and careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (2) all other factors it considers appropriate, including alignment with our stockholders. We value diversity and endeavor to have a Board representing diverse experience at policy-making levels in business, education or areas that are relevant to the Company’s business. The Company’s Corporate Governance Guidelines provide that the initial pool of candidates from which the Nominating and Corporate Governance Committee recommends nominees should include qualified female and racially/ethnically diverse candidates, and any third-party search firm that the Nominating and Corporate Governance Committee engages to identify such candidates shall be requested to include qualified female and racially/ethnically diverse candidates in such initial pool.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth below.

Each of the Company’s directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at the Company over time.

In 2021, Mr. Frist III, Mr. Hazen, Ms. Crofton, Mr. Dennis, Ms. DeParle, Mr. Frist, Mr. Holliday, Mr. Michelson and Dr. Riley were elected to the Company’s Board at the Company’s 2021 annual meeting of stockholders. Mr. Johnston was appointed to the Board effective September 1, 2021. Ms. Smith was appointed to the Board effective January 26, 2022.

Messrs. Frist III and Frist were nominated for election to the Board as a result of their relationship with investment funds affiliated with the Frist Entities and are collectively referred to as the “Investor Directors.” Each of the Investor Directors was nominated for election to the Board pursuant to the Stockholders’ Agreement. Under the Stockholders’ Agreement, the Frist Entities have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors at such time as the Frist Entities own less than 3% of our outstanding shares of common stock. Pursuant to such agreement, Messrs. Frist III and Frist were nominated and elected to the Board as a result of their relationship with the Frist Entities. As of February 25, 2022, the Frist Entities owned approximately 23% of our common stock.

Nominees for Election.  The following is a brief description of the background, business experience and qualifications of each of the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors.

Thomas F. Frist III Director since 2006

Thomas F. Frist III, 54, is the founder and managing principal of Frist Capital, LLC, a Nashville-based investment firm, and has held such position since 1998. Mr. Frist currently serves as a director of Verisign, Inc. and previously served as a director of Science Applications International Corporation from 2013 until 2017. Mr. Frist is the brother of William R. Frist, who also serves as a director of the Company.

Among other qualifications, Mr. Frist brings to the Board extensive business and investor experience, as well as knowledge of our Company and the health care industry. Further, as an Investor Director and a significant, long-term holder of the Company’s stock, he is experienced with issues involving stakeholders and corporate governance. He also knows and supports the Company’s patient-focused culture. In addition, Mr. Frist possesses in-depth knowledge of corporate finance and strategic business planning activities. As Chairman, Mr. Frist’s leadership abilities will continue to provide our Board with ethical and effective guidance.

Samuel N. Hazen Director since 2018

Samuel N. Hazen, 61, has served as Chief Executive Officer since January 2019. From November 2016 through December 2018, Mr. Hazen served as the Company’s President and Chief Operating Officer. Prior to that, he served as Chief Operating Officer of the Company from January 2015 to November 2016 and as President — Operations of the Company from 2011 to 2015. He also served as President — Western Group from 2001 to 2011 and as Chief Financial Officer — Western Group of the Company from 1995 to 2001. Prior to that time, Mr. Hazen served in various hospital, regional and division Chief Financial Officer positions with the Company, Humana Inc. and Galen Health Care, Inc.

Among other qualifications, Mr. Hazen brings to the Board strong leadership and operating experience. He has been with the Company for 39 years and has extensive knowledge of the health care industry. With Mr. Hazen’s commitment to the Company’s patient-centered mission and ethical values and his proven ability to oversee a complex organization, he will continue to be a valuable resource for the Board. In addition, Mr. Hazen’s service as Chief Executive Officer of the Company creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspective on the Company’s business and strategic vision.

Meg G. Crofton Director since 2019

Meg G. Crofton, 68, retired from The Walt Disney Company in 2015 after a 35-year career with that company. From 2006 until 2013, she was President of Walt Disney World, the largest site in Disney’s Parks and Resorts division, and from 2011 until her retirement in 2015, she served as President of Disney’s Parks and Resorts Operations, U.S. and France. Ms. Crofton has also served as a director of Tupperware Brands Corporation since 2016 and as a director of Cracker Barrel Old Country Store, Inc. since 2017.

Among other qualifications, Ms. Crofton was selected as a director in light of her experience as an executive officer of one of the world’s leading hospitality companies and experience serving as a director of several firms, including public companies. This experience will continue to be beneficial in providing the Board of Directors with a patient-experience focus and general business expertise.

Robert J. Dennis Director since 2014

Robert J. Dennis, 68, served as Executive Chairman of Genesco Inc., a specialty retailer, from February 2020 until June 2020. Previously, he served as Genesco’s President and Chief Executive Officer from 2008 to February 2020 and as Chairman from April 2010 to February 2020. Mr. Dennis served as Genesco’s President and Chief Operating Officer from 2006 until 2008, Executive Vice President and Chief Operating Officer from 2005 until 2006 and Senior Vice President from 2004 until 2005. He previously served as Chief Executive Officer of Hat World Corporation from 2001 to 2004. Mr. Dennis has also served as a director of CoreCivic, Inc. since February 2013 and as a director of Teavana Holdings, Inc. from 2011 to 2012.

Among other qualifications, Mr. Dennis was selected as a director in light of his experience as a chief executive officer of a consumer-oriented public company, as well as his experience serving as a director of several firms, including public companies. This experience will continue to be beneficial in providing the Board of Directors with a patient-experience focus and business management expertise.

Nancy-Ann DeParle Director since 2014

Nancy-Ann DeParle, 65, is a co-founder of Consonance Capital Partners, a private equity firm, and has also served as a managing partner of the firm since January 2020. She previously served as a partner of the firm from 2013 to 2019. From March 2009 to January 2013, Ms. DeParle served in the White House, first as Counselor to the President and Director of the White House Office of Health Reform, and later as Assistant to the President and Deputy Chief of Staff for Policy. From 2001 to 2009, Ms. DeParle was a senior advisor and managing director of JPMorgan Partners and its successor, CCMP Capital. From 1993 to 2000, Ms. DeParle served as the Associate Director for Health and Personnel for the White House Office of Management and Budget, and later as the Administrator of the Centers for Medicare and Medicaid Services (then known as the Health Care Financing Administration). Ms. DeParle has also served as a director of CVS Health Corporation since September 2013.

Among other qualifications, Ms. DeParle was selected as a director in light of her service in high-level positions in the federal government, as well as her experience serving as a director of other firms, including public companies. This experience will continue to be beneficial in providing health care policy, government relations, investing and general business expertise to the Board of Directors.

William R. Frist Director since 2009

William R. Frist, 52, is a principal of Frist Capital, LLC, a Nashville-based investment firm, and has held this position since 2003. Mr. Frist currently serves as Chairman of The Frist Foundation and Chair and President of the Board of Trustees of the Frist Art Museum. Mr. Frist is the brother of Thomas F. Frist III, who also serves as a director of the Company.

Among other qualifications, Mr. Frist brings to the Board extensive business and investor experience, as well as knowledge of our Company and the health care industry. Further, as an Investor Director and a significant, long-term holder of the Company’s stock, he is experienced with issues involving stakeholders and corporate governance. He also knows and supports the Company’s patient-focused culture.

Charles O. Holliday, Jr. Director since 2016

Charles O. Holliday, Jr., 74, retired from DuPont after 37 years with the company, including serving as Chief Executive Officer from 1998 to 2008 and Chairman from 1999 to 2009. He served as Chairman of Royal Dutch Shell plc from May 2015 to May 2021. He has also served as a director of Deere & Company since January 2018 and previously served as a director of Deere & Company from 2007 to 2015. He has also served as a director of Venterra Group plc since January 2022. He served as director of CH2M HILL Companies, Ltd., a civil engineering firm, from 2009 until 2017, and Chairman of Bank of America Corporation from 2010 to 2014. He is a member of The American Academy of Arts and Sciences. He currently Chairs the Global Federation of Councils on Competitiveness and Co-Chairs the Mission Possible Partnership. He is the former Chairman of the U.S. Council on Competitiveness, The World Business Council for Sustainable Development, the National Academy of Engineering and Sustainable Energy for All.

Among other qualifications, Mr. Holliday was selected as a director and the independent presiding director of the Company in light of his leadership roles in environmental and sustainability initiatives and experience in high-level executive and board positions with large public companies. His prior (and current) leadership roles in these organizations will continue to be beneficial in providing the Board of Directors with financial, management, environmental and general business expertise.

Hugh F. Johnston Director since 2021

Hugh F. Johnston, age 60, has served as Vice Chairman of PepsiCo, Inc. since 2015 and Executive Vice President and Chief Financial Officer since 2010. Mr. Johnston currently also serves as a member of the board and chair of the audit committee of Microsoft Corporation. Mr. Johnston is active with several corporate, NGO and academic organizations, including the University of Chicago’s Booth School CFO Forum Advisory Board, Syracuse University’s Whitman School of Management Advisory Council, and the Peterson Institute for International Economics. In addition, he is a member of the Federal Reserve Bank of New York Advisory Council.

Among other qualifications, Mr. Johnston was selected a director in light of his extensive experience as an executive officer of a large public company and service as a director of other firms, including public companies. This experience will continue to be beneficial in providing financial and general business expertise to the Board of Directors.

Michael W. Michelson Director since 2018

Michael W. Michelson, 70, was a Senior Advisory Partner of KKR & Co. L.P. from January 2018 to the end of 2019. From 2009 to 2018, he was a member of KKR Management LLC, a private equity investment manager and the general partner of KKR & Co. L.P. Before that, Mr. Michelson was a member of the limited liability company which served as the general partner of KKR & Co. L.P. from 1996 to 2009. Prior to that, he was a general partner of KKR & Co. L.P. Mr. Michelson previously served as a director of the Company from 2006 to 2016. He has been a director of Zimmer Biomet Holdings, Inc., a medical device company, since June 2015 and was previously a director of Biomet, Inc. from 2007 to 2015.

Among other qualifications, Mr. Michelson was selected a director in light of his extensive experience in the oversight of companies with complex operations and capital structures, his focus on health care companies and his proven leadership abilities. This experience will continue to be beneficial in providing financial, investment and health care expertise to the Board.

Wayne J. Riley, M.D. Director since 2012

Wayne J. Riley, M.D. M.B.A., 62, has served as president of SUNY Downstate Health Sciences University since April 2017, where he is also a tenured professor of internal medicine and health policy and management. From 2013 to 2017, he was Adjunct Professor of Healthcare Management, Owen Graduate School of Management, Vanderbilt University and Clinical Professor of Medicine, Vanderbilt University School of Medicine. From 2007 to 2013, he served as President and CEO of Meharry Medical College. From 2003 through 2006, Dr. Riley served as Vice-President and Vice Dean for Health Affairs and Governmental Relations, Baylor College of Medicine. Dr. Riley has also served as a director of Compass Pathways, plc since 2021 and HeartFlow, Inc. since 2021. Dr. Riley served as a director of Vertex Pharmaceuticals Incorporated from 2010 to 2015, Pinnacle Financial Partners, Inc. from 2007 to 2013 and the Federal Reserve Board of Atlanta, Nashville Branch from January 2013 to June 2013. He is President Emeritus of the American College of Physicians and an elected member of the National Academy of Medicine. Dr. Riley is also a Commissioner of the Medicare Payment Advisory Commission (MedPAC) and Chair of the Board of Trustees of The New York Academy of Medicine.

Among other qualifications, Dr. Riley was selected as a director in light of the leadership, management and patient care skills he acquired through his experience as a practicing physician, president of SUNY Downstate Health Sciences University, and executive positions at Meharry Medical College and Baylor College of Medicine, as well as his prior public company board experience.

Andrea B. Smith Director since 2022

Andrea B. Smith, 55, retired from Bank of America in December 2021 after nearly 34 years with the company. Most recently, she served as chief administrative officer from August 2015 through December 2021. Previously, she led Global Human Resources from January 2010 to August 2015. She also serves on the boards of several nonprofit organizations, including the PGA of America and the Charlotte Sports Foundation.

Among other qualifications, Ms. Smith was selected as a director in light of her extensive experience as an executive officer of a large public company and her financial, operational and human capital management experience and expertise. This experience will continue to be beneficial in providing financial, management and general business expertise to the Board.

Director Compensation.  The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services. Under the Compensation Committee’s charter, the Compensation Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation. Directors who also serve as employees of the Company do not receive payment for services as directors.

In making director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of directors generally and the forms of compensation paid to directors by comparable companies. In 2021, the Compensation Committee retained Semler Brossy to assist in conducting an assessment of competitive executive and director compensation. The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation.

The following text and table discuss the compensation of persons who served as a member of the Board during all or part of 2021, other than Mr. Hazen whose compensation is discussed under “Executive Compensation” below. Mr. Hazen was not separately compensated for Board service during 2021. We have omitted from this table the columns pertaining to non-equity incentive plan compensation, option awards, nonqualified deferred compensation and all other compensation because they are inapplicable.

Cash Compensation. Pursuant to the Company’s Board of Directors Compensation program, each non-management director receives quarterly payment of the following cash compensation, as applicable (prorated for partial years):

•	$110,000 annual retainer for service as a Board member;

•	$15,000 annual retainer for service as a member of the Audit and Compliance Committee;

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$10,000 annual retainer for service as a member on each of the Compensation Committee, Finance and Investments Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$30,000 annual retainer for service as Chair of the Audit and Compliance Committee;

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$25,000 annual retainer for service as Chair of each of the Compensation Committee, Finance and Investments Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$100,000 annual retainer for service as the Chairman of the Board; and

•	$35,000 annual retainer for service as the independent presiding director.

Beginning April 29, 2021, directors could elect to receive their annual retainer for service as a Board member or for service as Chairman of the Board or independent presiding director in cash or in the form of restricted share unit awards.

Equity Compensation.  In addition to the director compensation described above, each non-management director receives an annual board equity award with a value of $175,000, awarded upon joining the Board of Directors (prorated for months of service) and at each annual meeting of the stockholders thereafter. These equity grants consist of restricted share units ultimately payable in shares of our common stock and vest as to 100% of the award on the sooner of the date of the Company’s next annual stockholders’ meeting or the first anniversary of the grant date, subject to the director’s continued service on our Board of Directors. The restricted share units will also immediately vest upon the occurrence of a Change in Control (as defined in the applicable grant agreement). The directors may elect to defer receipt of shares under the restricted share units granted as part of the annual board equity award and any restricted share units received in lieu of cash retainers until the date they cease to be members of the Board of Directors.

Reimbursements.  All of our directors are reimbursed for reasonable expenses incurred in connection with their service.

Share Ownership.  Each non-management director is expected to directly or indirectly acquire a number of shares of our common stock with a value of five times the value of the annual cash retainer for a director’s service on the Board of Directors within five years from the date on which they are elected to the Board of Directors. As of December 31, 2021, all of our directors with more than five years of service met these share ownership guidelines.

Fiscal 2021 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total

Meg G. Crofton	$130,000	$174,870	$304,870
Robert J. Dennis	$155,000	$174,870	$329,870
Nancy-Ann DeParle	$145,000	$174,870	$319,870
Thomas F. Frist III	$288,458	$174,870	$463,328
William R. Frist	$155,925	$174,870	$330,795
Charles O. Holliday, Jr.	$195,000	$174,870	$369,870
Hugh F. Johnston (3)	$44,755	$114,960	$159,715
Michael W. Michelson	$185,925	$174,870	$360,795
Wayne J. Riley, M.D.	$160,000	$174,870	$334,870

(1)

This column reflects fees earned or paid in cash. Beginning April 29, 2021, directors could elect to receive their annual retainer for service as a Board member or for service as Chairman of the Board in cash or in the form of restricted share unit awards. During 2021, Messrs. Frist III, Frist and Michelson elected to receive 554 restricted share units in lieu of cash for their Board annual retainer. In addition, Mr. Frist III elected to receive 503 restricted share units in lieu of cash for his Chairman of the Board annual retainer. In each case, the value of the restricted share units in lieu of cash retainers awarded to Messrs. Frist III, Frist and Michelson related to the service period of April 29, 2021 through April 21, 2022, and the entire cash value of such awards is included in “Fees Earned or Paid in Cash” although a portion of the retainers pertained to anticipated service in 2022. The number of restricted share units delivered in lieu of cash is based on the amount of the annual retainer earned divided by the closing market price of the Company’s common stock on the date of grant.

(2)

This column reflects the grant date fair value of restricted share unit awards granted to directors calculated in accordance with applicable financial accounting standards. The fair value of restricted share unit awards is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s common stock on the date of grant. Grants of restricted share units were made to Ms. Crofton, Mr. Dennis, Ms. DeParle, Mr. Frist III, Mr. Frist, Mr. Holliday, Mr. Michelson and Dr. Riley on April 28, 2021. Upon joining the Board, Mr. Johnston also received a prorated grant of restricted share units on September 1, 2021. As of December 31, 2021, (i) each of Ms. Crofton, Mr. Dennis, Mr. Holliday, and Dr. Riley held 881 unvested restricted share units; (ii) Mr. Frist III held 1,938 unvested restricted share units; (iii) each of Messrs. Frist and Michelson held 1,435 unvested restricted share units; (iv) Mr. Johnston held 455 unvested restricted share units; (v) Ms. Crofton held 3,275 restricted share units with respect to which she has elected to defer receipt of her vested shares until the date she ceases to be a member of the Board of Directors; (vi) Mr. Dennis held 17,700 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (vii) Mr. Frist III held 6,980 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (viii) Mr. Frist held 6,980 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; and (ix) Mr. Michelson held 5,341 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors.

(3)	Mr. Johnston was appointed as an independent director effective September 1, 2021.

PROPOSAL 1 — ELECTION OF DIRECTORS

The current Board of Directors of HCA consists of eleven directors. Our Board of Directors recommends that the nominees listed below be elected as members of the Board of Directors at the annual meeting.

Each of the nominees, if elected, will serve a one-year term as a director until the annual meeting of stockholders in 2023 or until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

The following are the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors:

Name	Age(1)	Director Since	Position(s)

Thomas F. Frist III	54	2006	Chairman
Samuel N. Hazen	61	2018	Director and Chief Executive Officer
Meg G. Crofton	68	2019	Director
Robert J. Dennis	68	2014	Director
Nancy-Ann DeParle	65	2014	Director
William R. Frist	52	2009	Director
Charles O. Holliday, Jr.	74	2016	Director
Hugh F. Johnston	60	2021	Director
Michael W. Michelson	70	2018	Director
Wayne J. Riley, M.D.	62	2012	Director
Andrea B. Smith	55	2022	Director

(1)	As of March 11, 2022.

The election of directors will be determined by a majority of the votes cast at the annual meeting. A majority of the votes cast means that the number of shares voted “for” a nominee exceeds the number of shares voted “against” such nominee. Abstentions and broker non-votes are not counted as votes cast with respect to a nominee and will have no effect on the outcome of the election of directors. For incumbent directors, if a nominee fails to receive “for” votes representing a majority of the votes cast, the director shall tender his or her resignation to the secretary of HCA for consideration by the Board of Directors, which resignation shall be contingent upon the acceptance thereof by the Board of Directors. The Nominating and Corporate Governance Committee would then be charged with making a recommendation to the Board of Directors for the action to be taken with respect to the resignation. The Board of Directors will act on the tendered resignation and publicly disclose its decision regarding the tendered resignation and the rationale behind its decision. If the Board determines not to accept the resignation of the incumbent director, the incumbent director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier death, resignation or removal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2021 are described below and under “Audit and Compliance Committee Report” located on page 94 of this proxy statement.

Audit Fees.  The aggregate audit fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of the effectiveness of the Company’s internal control over financial reporting under the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings totaled $11.3 million for 2021 and $11.0 million for 2020.

Audit-Related Fees.  The aggregate fees billed by Ernst & Young LLP for assurance and related services not described above under “Audit Fees” were $1.7 million for 2021 and $1.8 million for 2020. Audit-related services principally include audits of certain of our subsidiaries, benefit plans and computer processing controls.

Tax Fees.  The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning were $2.3 million for 2021 and $3.9 million for 2020.

All Other Fees.  There were no fees billed by Ernst & Young LLP for products or services other than those described above in 2021 or 2020.

The Board of Directors has adopted an Audit and Compliance Committee Charter which, among other things, requires the Audit and Compliance Committee to preapprove all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the ability to delegate authority to a subcommittee for certain preapprovals.

All services performed for us by Ernst & Young LLP in 2021 were preapproved by the Audit and Compliance Committee. The Audit and Compliance Committee concluded that the provision of audit-related services and tax services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

Representatives of Ernst & Young LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit and Compliance Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit and Compliance Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT AND COMPLIANCE COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2022.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described below in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of the Board of Directors has structured our executive compensation program to achieve the following key objectives:

•	Reinforce the Company’s values and strategic initiatives;
•	Align the economic interests of our executives with those of our stockholders; and
•	Encourage attraction and long-term retention of the highest quality employees.

We urge stockholders to read the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement beginning on page 50 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the 2021 Summary Compensation Table and other related compensation tables and narrative, appearing on pages 73 through 90, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our compensation objectives and contribute to the Company’s performance.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2022 annual meeting of stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Company’s 2022 Proxy Statement on Schedule 14A.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the Board of Directors and the Compensation Committee. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this proxy statement. Although non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY “SAY-ON-PAY” RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION.

PROPOSAL 4 — STOCKHOLDER PROPOSAL REGARDING

POLITICAL SPENDING DISCLOSURE

We have been advised that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA, 90278, who has indicated that he is the beneficial owner of at least the required value of shares of our common stock, intends to present the following proposal for consideration at the annual meeting. The resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent’s proposal or supporting statement.

Proponent’s Proposal and Supporting Statement

Proposal 4 — Political Spending Disclosure

Resolved, Shareholders request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.

Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Supporting Statement

As long-term shareholders of HCA, I support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

A company’s reputation, value, and bottom line can be adversely impacted by spending that is conducted blindly. The risk is especially serious when giving to trade associations, Super PACs, 527 committees, and “social welfare” organizations — groups that routinely pass money to or spend on behalf of candidates and political causes that a company might not otherwise wish to support.

The Conference Board’s 2021 “Under a Microscope” report” <https://www.conference-board.org/publications/Under-a-Microscope-ES> details these risks, recommends the process suggested in this proposal, and warns “a new era of stakeholder scrutiny, social media, and political polarization has propelled corporate political activity—and the risks that come with it—into the spotlight. Political activity can pose increasingly significant risks for companies, including the perception that political contributions—and other forms of activity—are at odds with core company values.”

Publicly available records show HCA has contributed nearly $2.5 million in corporate funds since the 2010 election cycle.

This proposal asks HCA to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations which may be used for electoral purposes—and are otherwise undisclosed. This would bring our Company in line with a growing number of leading companies, including AmerisourceBergen Corp., Bristol-Myers Squibb Co., and Cigna Corp., which present this information on their websites.

Without knowing the recipients of our company’s political dollars HCA directors and shareholders cannot sufficiently assess whether our company’s election-related spending aligns or conflicts with its policies on climate change and sustainability.

Please vote for this critical governance reform:

Political Spending Disclosure — Proposal 4

Statement of the Board of Directors in Opposition to the Stockholder Proposal

We have reviewed Proposal 4 and, for the following reasons, have determined that approval of it would not be in the best interests of the Company and the stockholders. The Board recommends you vote “Against” the proposal.

The Board believes it is in the best interests of our stockholders and other stakeholders for HCA Healthcare to be an effective participant in the political process and believes our related policies and procedures and disclosure practices are effective.

HCA Healthcare participates in the political process to help educate policy makers, shape public policy and address proposals and legislation that impact our business strategy and the patients and communities we serve. Contributions are made to policymakers on both sides of the aisle who share our commitment to improving access and quality of health care, and who understand the importance of a strong health care industry.

We are subject to extensive regulation at the federal, state and local levels and are involved in a number of legislative initiatives across a broad spectrum of policy areas that can have a significant effect on our business and operations, as well as the patients and communities we serve, and our employees. We ethically and constructively promote legislative and regulatory actions that further the business objectives and interests of HCA Healthcare.

An important part of participating effectively in the political process is making prudent political contributions — but only where permitted by applicable law. HCA Healthcare’s political contributions and expenditures are made without regard to the personal political preferences of individual HCA Healthcare Board members, officers and employees. We also maintain memberships with a variety of trade associations. We believe that recipients of political contributions take positions and address issues of importance to HCA Healthcare in a thoughtful manner, and the associations in which we participate take positions and address policy issues in a collective industry manner and often advance positions consistent with Company interests. However, participation in the political process and as a member of various trade associations comes with the understanding that we may not always agree with all of the positions of the recipients we support, the organizations in which we participate or the other members of those organizations.

We believe our policies and procedures regarding our participation in the political process are effective and structured in a manner to encourage an appropriate level of transparency and disclosure.

Political contributions are subject to extensive governmental regulation and public disclosure requirements, and HCA Healthcare is committed to complying with all applicable campaign finance laws. Our website contains information regarding our participation in the political process, and the accessible information regarding our related policies and procedures has recently been enhanced. These disclosure enhancements include the publication on our website of an overview of our political participation, which includes disclosure of:

•	The advocacy tools we utilize, as well as related compliance protocols and oversight;

•

Dues paid by HCA Healthcare to federal trade associations, coalitions and other tax-exempt organizations in excess of $50,000 that were allocated to non-deductible lobbying activity under the Internal Revenue Code; and

•	All federal and state contributions by HCA Healthcare’s affiliated political action committees (“PACs”) for the most recent election cycle.

HCA Healthcare provides an opportunity for its employees to participate in the political process by joining HCA Healthcare’s non-partisan PAC, the HCA Good Government Fund. The political contributions made by the HCA Good Government Fund are funded entirely by the voluntary personal contributions of our legally eligible employees. No corporate funds are used. A board of directors, composed of HCA Healthcare employees, oversees the operations of the PAC and works closely with the Company to assure adherence of our PAC processes to applicable requirements.

The HCA Good Government Fund’s activities are subject to comprehensive regulation by federal, state and local governments, including detailed disclosure requirements, which include monthly reports filed with the Federal Election Commission. These reports are publicly available at www.fec.gov and include an itemization of the HCA Good Government Fund’s receipts and disbursements, including any political contributions over a legally specified amount.

HCA Healthcare operates individual state PACs in 14 states where we have health care operations. Each of these state PACs has its own board of directors and operates in accordance with individual state law, but each PAC, whether federal or state, operates under uniform bylaws. Where permissible, the state PACs are funded by corporate dollars. The receipts and disbursements of our state PACs, including any political contributions, are subject to public disclosure requirements under relevant jurisdictional rules.

We have provided a list of all federal and state political contributions from our PACs for election year 2022 on our website.

All political contributions from the federal and state PACs are considered and approved by the Government Relations Director, the Senior Vice President – Government Relations, or, in the case of state contributions, the Division President. Decisions are based on a number of factors, such as our belief the recipient shares our commitment to improving access and providing quality health care to our patients. HCA Healthcare also makes limited contributions to select 501(c)(4) organizations, which are nonprofit, tax-exempt groups that seek to influence public policy through advocacy and educational activities, and which can also engage in limited political activity as long as it is not their primary purpose.

The Board oversees our political spending activities.

Our Nominating and Corporate Governance Committee, comprised solely of independent directors, assists the Board of Directors in overseeing HCA Healthcare’s political activities. The Nominating and Corporate Governance Committee charter was revised in 2021 with respect to political spending activities (prior to the receipt of the proponent’s proposal) and provides that the Committee will review and consider the Company’s policies and practices regarding political activities, including political contributions and lobbying. The Committee reviews and discusses with HCA Healthcare’s Senior Vice President – Government Relations, at least annually, the Company’s political activities, including political spending and lobbying activities and expenditures.

The Board believes the expanded disclosure requested in this proposal could place HCA Healthcare at a competitive disadvantage by revealing our strategies and priorities.

Because parties with interests adverse to HCA Healthcare also participate in the political process to their business advantage, any unilateral expanded disclosure, above what is required by law and equally applicable to all similar parties engaged in public debate, could benefit those parties while harming the interests of HCA Healthcare and our stockholders by revealing our strategies and priorities. The Board generally believes any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, rather than HCA Healthcare alone (as the proponent requests).

Summary

In light of existing disclosures, policies and procedures, and Board oversight, we do not believe any potential value provided by the requested additional disclosures merits the resources required to provide the report requested by the proposal.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

Vote Required

The stockholder proposal will be approved if it receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote.

PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING

LOBBYING DISCLOSURE

We have been advised that Kurt Freeman, on behalf of Graphic Communications Benevolent Trust Fund (the “Trust”), 25 Louisiana Avenue, N.W., Washington, D.C. 20001-2130, who has indicated that it is the beneficial owner of at least the required value of shares of our common stock, intends to present the following proposal on behalf of the Trust for consideration at the annual meeting. The resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent’s proposal or supporting statement.

Proponent’s Proposal and Supporting Statement

Whereas, we believe in full disclosure of HCA Healthcare’s (“HCA’s”) lobbying activities and expenditures to assess whether HCA’s lobbying is consistent with its expressed goals and in stockholder interests.

Resolved, the stockholders of HCA request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by HCA used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	HCA’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s decision-making process and the Board’s oversight for making payments described in sections 2 and 3 above.

A “grassroots lobbying communication” is a communication directed to the general public that: (a) refers to specific legislation or regulation, (b) reflects a view on it, and (c) encourages the recipient of the communication to take action with respect to it. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which HCA is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee and posted on HCA’s website.

Supporting Statement:

HCA spent $4,000,000 in 2019 and 2020 on federal lobbying. This figure does not include state lobbying, where HCA also lobbies but disclosure is uneven or absent. HCA lobbied in 15 states in 2020 (followthemoney.org) and spent $1,426,953 on lobbying in California from 2010 – 2020.

In its Government Relations Policy, HCA states it “will fully disclose its involvement with any trade association.”1 Yet HCA fails to disclose its memberships in and payments to trade associations and

[1]	https://hcahealthcare.com/util/forms/ethics/policies/government-relations/GR002-a.pdf social welfare organizations, including the amounts used for lobbying, to shareholders. Companies can give unlimited amounts to third party groups that spend millions on lobbying and often undisclosed grassroots activity, and these groups may be spending “at least double what’s publicly reported.”2

HCA sits on the boards of the American Hospital Association and Federation of American Hospitals and reportedly belongs to the U.S. Chamber of Commerce, which together spent $108,848,466 on lobbying in 2020. It supports organizations like the Partnership for America’s Healthcare Future, which is described as a “megacoalition of the healthcare industry devoted to killing single-payer and public-option proposals.”3

We believe HCA’s lobbying creates reputational risk when it contradicts company public positions. For example, HCA says it is committed to diversity and inclusion, yet the Chamber lobbied against the For the People Act,4 which was designed to empower Black and brown communities by fighting voter suppression.5 Full disclosure would allow shareholders to evaluate the risks created by HCA’s lobbying activities.

Statement of the Board of Directors in Opposition to the Stockholder Proposal

We have reviewed Proposal 5 and, for the following reasons, have determined that approval of it would not be in the best interests of the Company and the stockholders. The Board recommends you vote “Against” the proposal.

The Board believes it is in the best interests of our stockholders and other stakeholders for HCA Healthcare to be an effective participant in the political process and believes our related policies and procedures and disclosure practices are effective.

HCA Healthcare participates in the political process to help educate policy makers, shape public policy and address proposals and legislation that impact our business strategy and the patients and communities we serve.

We are subject to extensive regulation at the federal, state and local levels and are involved in a number of legislative initiatives across a broad spectrum of policy areas that can have a significant effect on our business and operations, as well as the patients and communities we serve, and our employees. We ethically and constructively promote legislative and regulatory actions that further the business objectives and interests of HCA Healthcare, such as improving access and quality of care.

Lobbying and maintaining memberships in trade associations are important parts of participating effectively in the political process. We believe that the associations in which we participate take positions and address policy issues in a collective industry manner and often advance positions consistent with Company interests. However, participation in the political process and as a member of various trade associations comes with the understanding that we may not always agree with all of the positions of the organizations in which we participate, the other members of those organizations and the stakeholders with whom those organizations communicate.

[2]	https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-publicly-reported/.
[3]	https://www.modernhealthcare.com/medicare/ama-exits-partnership-fighting-medicare-all-public-options.
[4]	https://www.cnn.com/2021/04/21/business/voting-rights-chamber-of-commerce/index.html.
[5]	https://www.demos.org/testimony-and-public-comment/people-act-hr1s1-racial-justice-bill.

We believe our policies and procedures regarding our participation in the political process are effective and structured in a manner to encourage an appropriate level of transparency and disclosure.

Lobbying is subject to extensive governmental regulation and public disclosure requirements, and HCA Healthcare is committed to complying with all applicable laws. Our website contains information regarding our participation in the political process, and the accessible information regarding our related policies and procedures has recently been enhanced. These disclosure enhancements include the publication on our website of an overview of our political participation, which includes disclosure of:

•	The advocacy tools we utilize, as well as related compliance protocols and oversight;

•

Dues paid by HCA Healthcare to federal trade associations, coalitions and other tax-exempt organizations in excess of $50,000 that were allocated to non-deductible lobbying activity under the Internal Revenue Code; and

•	All federal and state contributions by HCA Healthcare’s affiliated political action committees (“PACs”) for the most recent election cycle.

Our Government Relations team oversees our lobbying activities. These activities are managed by our Senior Vice President – Government Relations. Our activities are also subject to our Code of Conduct, which is publicly available on our website.

Federal, state and local statutes govern corporate lobbying activities, including the Lobbying Disclosure Act and the Honest Leadership and Open Government Act, which require reporting on federal lobbying activities and certification of compliance with Congressional gift and ethics rules. Outside legal counsel prepares and files the required reports for our in-house HCA Healthcare federal lobbyists. All lobbying reports for our external federal lobbyists are reviewed and approved by HCA Healthcare’s Senior Vice President - Government Relations and HCA Healthcare’s Director of Policy and Federal Affairs prior to submission. All federal reports filed by HCA Healthcare are public and can be found at http://lobbyingdisclosure.house.gov. Lobbying reports for our state lobbyists are reviewed and approved by their Government Relations Director and filed in their respective state and are publicly available.

The Board oversees our lobbying activities.

Our Nominating and Corporate Governance Committee, comprised solely of independent directors, assists the Board of Directors in overseeing HCA Healthcare’s political activities. The Nominating and Corporate Governance Committee charter was revised in 2021 with respect to political activities (prior to the receipt of the proponent’s proposal) and provides that the Committee will review and consider the Company’s policies and practices regarding political activities, including lobbying. The Committee reviews and discusses with HCA Healthcare’s Senior Vice President – Government Relations, at least annually, the Company’s political activities, including lobbying activities and expenditures.

The Board believes the expanded disclosure requested in this proposal could place HCA Healthcare at a competitive disadvantage by revealing our strategies and priorities.

Because parties with interests adverse to HCA Healthcare also participate in the political process to their business advantage, any unilateral expanded disclosure, above what is required by law and equally applicable to all similar parties engaged in public debate, could benefit those parties while harming the interests of HCA Healthcare and our stockholders by revealing our strategies and priorities. The Board generally believes any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, rather than HCA Healthcare alone (as the proponent requests).

Summary

In light of existing disclosures, policies and procedures, and Board oversight, we do not believe any potential value provided by the requested additional disclosures merits the resources required to provide the report requested by the proposal.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

Vote Required

The stockholder proposal will be approved if it receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the Proxy Card will vote in accordance with the recommendation of the Board of Directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The Proxy Card contains discretionary authority for them to do so.

EXECUTIVE COMPENSATION

COMPENSATION RISK ASSESSMENT

In consultation with the Compensation Committee (the “Committee”) of the Board of Directors, members of Human Resources, Financial Reporting, Legal, Enterprise Risk Management and Internal Audit conducted an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk-taking by our employees, including our named executive officers. This assessment included a review of the risk characteristics of our business and the design of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Committee has focused on aligning the Company’s compensation policies with the long-term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.

Management reported its findings to the Committee, and the Committee agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk-taking and determined such policies or practices are not reasonably likely to have a material, adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers.  The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions as well as the material elements of compensation for our named executive officers. Our named executive officers for 2021 were:

•	Samuel N. Hazen, Chief Executive Officer;

•	William B. Rutherford, Executive Vice President and Chief Financial Officer;

•	Jon M. Foster, President — American Group;

•	Charles J. Hall, President — National Group; and

•	Michael S. Cuffe, M.D., President — Physician Services Group.*

*	Effective January 1, 2022, Dr. Cuffe was appointed Executive Vice President and Chief Clinical Officer.

Compensation Philosophy and Objectives.  In order to achieve our mission and business objectives, our compensation programs are directed toward attracting, retaining and rewarding a qualified and diverse workforce. We seek to pay all of our employees fairly, balancing a variety of internal and external factors aligned to our Company culture and values.

The core philosophy of our executive compensation program is to support the Company’s primary objective of providing the highest quality health care to our patients, while making a positive impact on the communities in which we operate and enhancing the long-term value of the Company to our stockholders. Specifically, the Committee believes that an effective executive compensation program (for all executives, including named executive officers):

•	Reinforces the Company’s values and strategic initiatives;

•	Aligns the economic interests of our executives with those of our stockholders; and

•	Encourages attraction and long-term retention of the highest quality employees.

The Committee is committed to a strong, positive link between our business objectives and performance and our executive compensation and benefits practices.

Our compensation philosophy also allows for flexibility in establishing executive compensation based on an evaluation of information prepared by management or other advisors and other subjective and objective considerations deemed appropriate by the Committee, subject to any contractual agreements with our executives. The Committee will also consider the recommendations of our Chief Executive Officer for executives other than himself. This flexibility is important to ensure our compensation programs are competitive and our compensation decisions appropriately reflect the unique contributions and characteristics of our executives.

2021 Performance Highlights

COVID-19 Response:

•	HCA Healthcare treated more than 160,000 COVID-19 inpatients in 2021 and over 271,000 total from February 2020 to December 2021.

•

We are sharing the data from our COVID-19 patient encounters to accelerate the understanding and treatment of COVID-19. HCA Healthcare, with support from the HCA Healthcare Research Institute (HRI), Sarah Cannon Research Institute and its precision medicine platform, Genospace, created a COVID-19 patient registry to capture and analyze data from treating COVID-19 patients.

In January 2021, we partnered with a consortium of prominent public and private research institutions to use our data on COVID-19 hospital care to improve patient outcomes and public knowledge. As of December 31, 2021, 12 studies were being conducted or had been completed using de-identified data from more than 210,000 patients in the HCA Healthcare COVID-19 Registry.

•	In 2021, HCA Healthcare distributed more than 1.2 billion items of personal protective equipment (PPE).

Financial Results and Stockholder Return:

•	For 2021, revenues totaled $58.752 billion, a 14% increase from 2020.

•	We generated strong cash flows from operating activities, totaling $8.959 billion for 2021.

•

Net income attributable to HCA Healthcare, Inc. was $6.956 billion, or $21.16 per diluted share, for the year ended December 31, 2021, compared to $3.754 billion, or $10.93 per diluted share, for the year ended December 31, 2020.

•

The price of our common stock increased from $164.46 per share on December 31, 2020 to $256.92 per share on December 31, 2021. We also paid $1.92 per share in dividends in 2021, resulting in an annual stockholder return for 2021 of 57%.

2021 Performance Highlights (continued)

Quality and Patient Care:

•	84% of HCA Healthcare affiliated U.S. hospitals received a Hospital Safety Grade of “A” or “B” from The Leapfrog Group in 2021, as compared to 58% of U.S. hospitals.

•	The Company’s performance scores on the Centers for Medicare & Medicaid Services (“CMS”) inpatient and outpatient core measures continued to exceed the CMS national averages.

•	16 HCA Healthcare affiliated hospitals were honored as 2021 Fortune/IBM Watson Health Top 100 Hospitals.

•	11 hospitals in the HCA Healthcare family received Best Regional Hospital Ranks in the 2021-2022 report by U.S. News and World Report.

•

Using data, technology and evidence-based clinical protocols, HCA Healthcare facilities achieved a median door-to-needle time for stroke care of 37 minutes, which is 38% faster than the national stroke treatment goal.

Impact of Performance on 2021 Compensation.  Our compensation philosophy, which is described in more detail herein, is centered around creating a strong link between the performance of business objectives and the value of compensation. The compensation of our named executive officers in 2021 was directly impacted by our financial performance, quality objectives, and stockholder return as detailed below.

Performance Objective	Link to 2021 Compensation

Financial	80% of 2021 annual Senior Officer Performance Excellence Program (“PEP”) incentive awards were based on achieving a targeted level of EBITDA. Vesting for performance share units granted in 2021 are based on achievement of a cumulative earnings per share (“EPS”) goal for fiscal years 2021 – 2023.

Quality/Patient Care	20% of 2021 annual PEP incentive awards were based on Company performance against industry patient care and quality benchmarks. Quality performance is important to our ability to attract and retain patients, physicians and colleagues. Quality performance is also embedded within the financial (or EBITDA) performance portion of the PEP, as there are numerous hospital-based quality arrangements that align quality care and our financial performance, such as the CMS value-based arrangements (including the Hospital Acquired Condition Reduction Program, Hospital Readmission Reduction Program and the Hospital Value-Based Purchasing Program) and commercial payer quality incentive components included in our pay-for-performance contracts.

Stockholder Return	Target annual equity awards value granted in 2021 (50% in four-year time-based stock appreciation rights (“SARs”) and 50% in three-year cumulative EPS-vested performance share units (“PSUs”)) were designed to reward executives for future growth in stockholder value.

In the midst of the continuing challenges posed by the COVID-19 pandemic, the Company had strong financial and quality performance for 2021, and our results exceeded the 2021 PEP targets for EBITDA and several of the quality-based metrics established for the year, which were designed to drive a strong pay-for-performance culture. In addition, the Company’s cumulative financial performance for fiscal years 2019 – 2021 exceeded the EPS-based performance share unit target established for the three-year period, which was designed to reward long-term Company performance. As a result, annual incentive payouts for the named executive officers under the 2021 PEP were paid at 177.65% of target. Participants also earned 200% of the performance share units granted in 2019, which were tied to 2019 – 2021 cumulative EPS performance.

2021 “Say-on-Pay” Advisory Vote.  The Company provided stockholders a “say-on-pay” advisory vote on its executive compensation in 2021, as required under the Dodd-Frank Act. At our 2021 annual meeting of stockholders, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 96% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. The Committee evaluated the results of the 2021 advisory vote and considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis. In light of the substantial support expressed by our stockholders for our compensation program, the Committee did not make any changes to our executive compensation program and policies as a direct result of the 2021 “say-on-pay” advisory vote.

Stockholder Engagement.  The Company engages with stockholders and solicits feedback on a regular basis with respect to a broad range of topics, including performance, strategy, corporate responsibility, corporate governance and executive compensation related matters.

Consistent with prior years, in the first half of 2022, the Company plans to extend invitations to meet with stockholders owning one percent or more of our common stock (excluding Hercules Holding II), collectively holding approximately 39 percent of our common stock.

Key Compensation Practices and Policies

The Company has adopted the following key programs, policies and practices to respond to evolving good governance practices in executive compensation and enhance the alignment of our executive compensation programs and stockholder interests:

•

Restrictions on Hedging and Pledging Transactions:  Executive officers, directors and other Company insiders are restricted from (i) engaging in hedging transactions designed to reduce or limit economic risk with respect to such individual’s interest in Company securities and (ii) pledging Company securities as collateral for margin or other loans.

•

Performance-Based Long-Term Incentive Programs:  Since 2015, the Company has granted PSU awards which vest based on achievement of a three-year cumulative EPS goal, in addition to time-based stock settled SAR awards.

•

Policies that Discourage Short-Term Risk Taking:  Annual incentive payouts under the PEP are subject to clawback if there are any financial restatements or inaccuracies later found in program metrics. Executive officers, directors and other Company insiders are also restricted from engaging in transactions in which such individuals may profit from short-term speculative swings in the value of Company securities.

•	Double-Trigger Change in Control Provisions: All SAR and PSU awards are subject to a “double-trigger” for accelerated vesting under certain change in control scenarios.

•	No Tax Gross-Ups on Perquisites: The Company does not provide any gross-up payments to our named executive officers to cover the taxes due on perquisite related income.

•

No Excise Tax Gross-Ups on Change in Control Payments:  The Company does not provide for any excise tax gross-up on benefits received in connection with a change in control of the Company for our executive officers.

•

Share Ownership Guidelines:  The Company’s share ownership guidelines provide that our Chief Executive Officer should hold Company equity valued at least five times his base salary, and our other named executive officers should hold equity valued at least three times their respective base salaries within five years of appointment to their position.

•

Minimum Vesting Periods:  Equity awards granted under the Company’s 2020 Stock Incentive Plan must have minimum vesting or services periods of at least one year, other than in connection with a change in control or, the death or permanent disability of a participant, subject to an exception for up to five percent of the shares initially available under the plan.

•

Policies that Reinforce the Company’s Mission and Values:  Annual incentive payouts under the PEP are subject to a certification by the CEO that the participant has acted in accordance with the Company’s stated mission and values, the Code of Conduct and other regulatory requirements. Further, all employees are required to complete annual Code of Conduct training to continue to receive their salary and benefits.

Overview of Executive Compensation Programs.  The Committee is generally charged with the oversight of our executive compensation and rewards programs. The Committee is currently composed of Meg G. Crofton, Robert J. Dennis (Chair) and Charles O. Holliday, Jr. Responsibilities of the Committee include the review and/or approval of the following items:

•	Executive compensation strategy and philosophy;

•	Evaluation process and compensation arrangements for executive management, including the CEO;

•	Design and administration of the annual Senior Officer PEP;

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan);

•	Management succession planning;

•

Human capital management strategies and policies with respect to attracting, developing, retaining and motivating leadership and colleagues, workplace culture, employee relations, diversity and inclusion initiatives, pay equity, and workplace safety; and

•	Any other executive compensation or benefits related items deemed appropriate by the Committee.

In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, human capital management strategies and policies, corporate performance measurement and assessment, and the Chief Executive Officer performance assessment.

The Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. The Committee has retained Semler Brossy as its external advisor. The Committee considers advice and analysis presented by Semler Brossy in making decisions on compensation plan designs and compensation decisions for the executive officers and directors. As required under the NYSE listing rules, the Committee has considered and assessed all factors relevant to Semler Brossy’s independence from management, including, but not limited to, those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, as applicable. Based on this review, the Committee is not aware of any conflict of interest that has been raised in connection with work performed by Semler Brossy.

Elements of Compensation

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic imperatives. The following table summarizes the elements of our total compensation program for the named executive officers and provides the reasons these elements are included in the program:

Category of Compensation	Elements of Compensation	Why We Provide

Cash Compensation	Salary Annual Incentive (Performance Excellence Program)	• Attract, retain, and motivate key executive talent • Provide income security • Motivate and reward annual financial, operations and quality performance results

Long-Term Incentives	Equity Grants	• Attract, retain, and motivate key executive talent • Align interests of executives and stockholders • Motivate and reward long-term financial performance • Encourage executive stock ownership

Benefits	Retirement Benefits Personal Benefits Severance & Change in Control Benefits	• Attract and retain key executive talent • Enhance executive productivity • Provide opportunity for financial security in retirement

Consistent with the Committee’s commitment to a strong, positive link between our business objectives, our performance and our executive compensation practices, we have placed a significant emphasis on pay “at risk,” based on the achievement of financial performance, quality patient care and the performance of our stock. The following charts illustrate that 93% of our Chief Executive Officer’s total direct compensation and 85% of the other named executive officers’ average total direct compensation for 2021 was performance-based pay, with a significant emphasis on long-term performance and stockholder value creation. For the purposes of these charts, total direct compensation includes salary, actual annual incentive payouts, and the grant date fair value of our annual equity grants made in 2021, as reported in the 2021 Summary Compensation Table (and excludes benefits and other compensation).

2021 Chief Executive Officer Total Direct Compensation Mix	2021 All Other Named Executive Officers Average Total Direct Compensation Mix

Peer Group Market Data.  Our Human Resources team, in collaboration with Semler Brossy, collects and presents to the Committee compensation data from similarly-sized general industry companies, to the extent that comparable position matches and components of pay are available. The following nationally recognized survey sources were utilized in anticipation of establishing 2021 executive compensation:

Survey	Revenue Scope
Willis Towers Watson Executive Compensation Database	Greater than $20B
Radford Global Compensation Database	Greater than $20B

These particular revenue scopes were selected because they were the closest approximations to HCA Healthcare’s revenue size. Each survey that provided an appropriate position match and sufficient sample size was utilized in the analysis.

Compensation data for top executive positions was also collected and reviewed for large public health care companies by Semler Brossy. These companies included, in addition to health care providers, companies in the health insurance, pharmaceutical, medical supply and related industries. This peer group’s 2020 revenues ranged from $11.2 billion to $252.6 billion, with median revenues of $47.4 billion, which is comparable to our size. The companies in this analysis included:

• Abbott Laboratories • AmerisourceBergen Corp. • Amgen Inc. • Anthem, Inc. • Bristol-Myers Squibb Company • Cardinal Health, Inc. • Centene Corp.	• CIGNA Corp. • Community Health Systems, Inc. • Eli Lilly and Company • Humana Inc. • Johnson & Johnson • Medtronic Inc.	• Merck & Co., Inc. • Pfizer Inc. • Tenet Healthcare Corporation • Thermo Fisher Scientific Inc. • UnitedHealth Group Incorporated • Universal Health Services, Inc.

Consistent with our compensation philosophy, the Committee considers the market findings as only one input in developing our executive compensation programs, and will also consider, among other factors (typically not reflected in these data sources): the executive’s individual performance during the year, his or her projected role and responsibilities for the coming year, his or her actual and potential impact on the successful execution of Company strategy, recommendations from our Chief Executive Officer (for executives other than himself) and the independent compensation consultant, the executive’s experience and professional status, internal pay equity considerations, and employment market conditions and compensation practices within our peer group. These factors are considered on a case-by-case basis for each executive without any specific weighting or formula.

Elements of Compensation – Base Salary

Base salaries are intended to provide reasonable and competitive fixed compensation for regular job duties. We do not adjust salaries for all executive officers on an annual basis, but rather make changes based on changes in responsibilities, market pay practices, internal equity and other factors as discussed above on a case-by-case basis.

Named Executive Officer	2020 Salary	2021 Salary[1]

Samuel N. Hazen	$1,453,500	$1,482,570

William B. Rutherford	$900,238	$918,243

Jon M. Foster	$882,925	$900,584

Charles J. Hall	$882,925	$900,584

Michael S. Cuffe, M.D.	$681,932	$695,571

[1]

In recognition of their individual performance and a review of internal and external pay equity, the salaries of Messrs. Hazen, Rutherford, Foster and Hall and Dr. Cuffe were each increased by 2%, effective February 1, 2021.

In recognition of their individual performance and a review of internal and external pay equity, the salaries of Messrs. Hazen, Rutherford, Foster and Hall were increased by 2% to $1,512,222, $936,608, $918,596 and $918,596, respectively, effective February 1, 2022. In recognition of Dr. Cuffe’s promotion to Executive Vice President and Chief Clinical Officer, his salary was increased to $825,000, effective January 1, 2022.

Elements of Compensation – Annual Incentive Compensation: PEP

The PEP is intended to reward named executive officers for annual financial and quality performance, with the goals of providing high quality health care for our patients and increasing stockholder value. Accordingly, the Company’s 2021 Senior Officer Performance Excellence Program (the “2021 PEP”) was approved by the Committee to cover annual incentive awards for 2021. Incentive opportunity targets were intended to provide a meaningful incentive for executives to achieve or exceed performance goals and be competitive with market practices. Each named executive officer in the 2021 PEP was assigned a 2021 annual award target expressed as a percentage of salary ranging from 85% to 170%, and the PEP award targets for our named executive officers were not changed from 2020 to 2021.

Named Executive Officer	2020 PEP Award Target (as a % of Base Salary)	2021 PEP Award Target (as a % of Base Salary)

Samuel N. Hazen	170%	170%

William B. Rutherford	125%	125%

Jon M. Foster	110%	110%

Charles J. Hall	110%	110%

Michael S. Cuffe, M.D.	85%	85%

Actual awards under the 2021 PEP are generally determined using the following steps:

1. The executive’s conduct must reflect our mission and values by upholding our Code of Conduct and following our compliance policies and procedures. This step is critical to reinforcing our commitment to integrity and the delivery of high quality health care. In the event the Committee determines the participant’s conduct during the fiscal year is not in compliance with the first step, he or she will not be eligible for an incentive award.

2. The actual award amount is determined based upon Company performance on financial and quality performance measures. In 2021, 80% of the PEP award for all named executive officers was based upon one financial performance measure, EBITDA, as defined in the 2021 PEP, and 20% of the PEP award was based upon the Company’s quality and patient experience performance, with a focus on CMS core measures, hospital acquired infections, risk-adjusted mortality and complication values and inpatient and emergency room patient experience performance against industry benchmarks. For hospital group presidents (Messrs. Foster and Hall), 50% of the EBITDA portion of their 2021 PEP was based on Company EBITDA performance and 50% was based on the applicable group EBITDA performance.

PEP – EBITDA Measure (80% of 2021 PEP)

The 2021 PEP was designed to provide 100% of the EBITDA weighted portion of the target award for target EBITDA performance, 25% of the EBITDA weighted portion of the target award for threshold level of EBITDA performance, and a maximum of 200% of the EBITDA weighted portion of the target award for maximum EBITDA performance, with no payments made for performance below threshold levels. The Committee believes this payout curve is consistent with competitive practice.

EBITDA Performance Level	Payout for EBITDA Portion of 2021 PEP

Threshold	25%

Target	100%

Maximum	200%

EBITDA is defined in the 2021 PEP as earnings before interest, income taxes, depreciation, amortization, net income attributable to noncontrolling interests, gains or losses on sales of facilities, gains or losses on extinguishment of debt, legal claim costs (benefits), asset or investment impairment charges, restructuring charges, any expenses for share-based compensation under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, and any other gains or charges resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the fiscal year, as determined in good faith by the Board of Directors or the Committee in consultation with the Chief Executive Officer.

Our 2021 threshold EBITDA performance level was set at 4% below the target goal and the maximum performance goal was set at 4% above the target goal to reflect potential performance volatility. EBITDA targets were linked to the Company’s short-term and long-term business objectives to ensure incentives are provided for appropriate annual growth.

PEP – Quality Measures (20% of 2021 PEP)

The quality weighted portion of the 2021 PEP was based on the Company’s performance on each of the following quality and patient experience metrics as measured against industry benchmarks:

•

Healthcare-Associated Infections and Core Measures (30%): Central Line-Associated Blood Stream Infection (CLABSI), Catheter-Associated Urinary Tract Infection (CAUTI), Surgical Site Infections (SSI), Methicillin Resistant Staphylococcus Aureus (MRSA) and Clostridium difficile (C. diff) for CMS reportable patient populations as defined by the CDC’s National Healthcare Safety Network (CDC – NHSN). Sepsis Bundle (SEP-1) as developed by The Joint Commission and CMS and set forth in the Specifications Manual for National Hospital Inpatient Quality Measures.

•

Morbidity and Mortality CHOIS Risk-Adjusted Indices (30%): The Risk-Adjusted Comprehensive Health Outcomes Information System (“CHOIS”) Mortality and Complication Index Values are calculated for an all payer population using the IBM Watson Health Risk-Adjusted Mortality and Complications models. These indices are calculated internally and published to the CHOIS application.

•

Care Experience (40%): For inpatients, measured by the CMS Hospital Consumer Assessment of Healthcare Providers and Systems (“HCAHPS”) overall rating top box score (defined as response of nine or ten on the CMS HCAHPS survey). For emergency room patients, measured by the Press Ganey Emergency Room overall rating top box score (defined as response of Very Good on the Patient Experience Emergency Room survey).

The 2021 PEP was designed to provide 100% of the quality weighted portion of the target award applicable to each quality of care metric for performance at the target level of performance for such metric, 0% of the quality weighted portion of the target award applicable to each quality of care metric for performance at or below the threshold level of performance for such metric, and a maximum of 200% of the quality weighted portion of the target applicable to each quality of care metric for performance at or above the maximum level of performance for such metric. For the 2021 PEP, the threshold, target and maximum levels for each quality metric were set at the 45th, 55th and 65th percentile, respectively.

Quality Metric Performance Level	Payout for Quality Metric’s Portion of 2021 PEP[1]

Threshold (45th percentile)	0%

Target (55th percentile)	100%

Maximum (65th percentile)	200%

[1]	In the event the Company’s actual EBITDA was less than 90% of such target level of EBITDA, there would be no payment with respect to the quality weighted portion of the 2021 PEP.

The Committee believes quality performance is important to the Company’s ability to attract and retain patients, physicians and colleagues. The Committee set challenging performance targets for the 2021 PEP quality metrics to encourage continuous improvement.

Quality performance is also embedded within the EBITDA weighted portion of the PEP in that there are numerous hospital-based quality arrangements that align quality care and our financial performance, such as the CMS value-based arrangements (including the Hospital Acquired Condition Reduction Program, Hospital Readmission Reduction Program and the Hospital Value-Based Purchasing Program) and commercial payer quality incentive components included in our pay-for-performance contracts.

2021 PEP Performance and Payout

Upon review of the Company’s 2021 financial performance, the Committee determined that Company EBITDA performance for the fiscal year ended December 31, 2021 for purposes of the 2021 PEP was 120.30% of target performance levels as set by the Committee, as adjusted, resulting in a 200% of target payout for the Company EBITDA portion of the 2021 PEP. The EBITDA performance of the National Group was 121.00% of the performance target, as adjusted, resulting in a 200% of target payout for the National Group for the group-based EBITDA portion of 2021 PEP. The EBITDA performance of the American Group was 113.76% of the performance target, as adjusted, resulting in a 200% of target payout for the American Group for the group-based EBITDA portion of 2021 PEP.

The EBITDA target performance goals and actual performance were adjusted to exclude unbudgeted acquisitions and dispositions. The Committee also adjusted 2021 EBITDA actual performance for purposes of the 2021 PEP to exclude the impact resulting from CARES Act Provider Relief Fund payments received for non-wholly owned entities during 2021 (no wholly-owned entities received Provider Relief Fund payments in 2021). For purposes of the 2021 PEP, the adjustment for the impact related to CARES Act Provider Relief Fund payments for non-wholly owned entities decreased 2021 Company EBITDA performance by $21 million.

These EBITDA targets should not be considered as management’s predictions of future performance or other guidance and investors should not apply these in any other context.

	2021 EBITDA Target, as adjusted	2021 Actual EBITDA, as adjusted	2021 Actual EBITDA, as adjusted (as a % of EBITDA Target)	EBITDA Portion of 2021 PEP Payout (as a % of PEP Target)

Company	$10.950 billion	$13.103 billion	120.30%	200%

National Group	$ 5.974 billion	$ 7.200 billion	121.00%	200%

American Group	$ 5.580 billion	$ 6.300 billion	113.76%	200%

The adjustments described above are consistent with the Committee’s view that in general, management’s performance for such purposes should be measured against operational results, subject to adjustment in appropriate circumstances for unusual or extraordinary events. Such adjustments are also consistent with the terms of the 2021 PEP which permit adjustment for significant, unusual and/or nonrecurring events that are described in management’s discussion and analysis of financial condition and results of operations in the Company’s annual report for the fiscal year.

Upon review of the Company’s 2021 quality performance based upon the most current data available to the Committee from applicable sources at the time of 2021 PEP certification, the Committee determined that the Company exceeded the maximum level of performance for the C. diff, SEP-1, and the Risk-Adjusted CHOIS Complication and Mortality indices measures. The Company’s performance exceeded the target level for the CAUTI measure and was above the threshold level but below the target level for the CLABSI and SSI measures. The Company’s performance fell below the threshold level on the MRSA, HCAHPS Overall Rating for inpatient experience and Press Ganey Emergency Room Patient Overall Rating for emergency room patient experience measures. Based upon these results, the Company’s quality weighted portion of the 2021 PEP resulted in an 88.25% of target payout.

Category	Quality Measure	Weight	Target Performance Percentile Ranking[1]	Actual Performance Percentile Ranking[2,3]	% Payout	Contribution to Quality Weighted Portion of PEP Payout (as a % of PEP Target)

Healthcare- Associated Infections and Core Measures	CLABSI	5%	55	46.7	17%	0.85%
	CAUTI	5%	55	55.2	102%	5.10%
	SSI	5%	55	49.6	46%	2.30%
	MRSA	5%	55	38.9	0%	0.00%
	C. diff	5%	55	77.0	200%	10.00%
	SEP-1	5%	55	74.4	200%	10.00%

Morbidity and Mortality CHOIS Risk Adjusted Indices	CHOIS Complication	15%	55	90.0	200%	30.00%
	CHOIS Mortality	15%	55	75.0	200%	30.00%

Care Experience	Inpatient (HCAHPS)	20%	55	39.0	0%	0.00%
	ER (Press Ganey)	20%	55	27.0	0%	0.00%

		Quality Weighted Portion of 2021 PEP Payout				88.25%

[1]	Threshold, target and maximum performance levels for each quality metric were set at the 45th, 55th and 65th percentile ranking, respectively.
[2]	Measurement Period was Fourth Quarter 2020 through Third Quarter 2021.
[3]	Hospital facilities divested, acquired or newly opened during the measurement period were excluded.

Based upon the Company’s performance on the EBITDA and quality metrics discussed above, Messrs. Hazen, Rutherford, Foster and Hall and Dr. Cuffe each received an actual 2021 PEP payment of 177.65% of their 2021 PEP Target.

Named Executive Officer	2021 PEP Target (as a % of Base Salary)	2021 PEP Payout (as a % of PEP Target)			2021 PEP Aggregate Payout (as a % of Base Salary)
		EBITDA (80% Weight)	Quality (20% Weight)	Final PEP Payout (as a % of PEP Target)

Samuel N. Hazen	170%	200.00%	88.25%	177.65%	302.01%

William B. Rutherford	125%	200.00%	88.25%	177.65%	222.06%

Jon M. Foster	110%	200.00%	88.25%	177.65%	195.42%

Charles J. Hall	110%	200.00%	88.25%	177.65%	195.42%

Michael S. Cuffe, M.D.	85%	200.00%	88.25%	177.65%	151.00%

Elements of Compensation – Long-Term Equity Incentive Awards

Equity grants made under our long-term incentive compensation programs are intended to align the interests of executives and stockholders by rewarding executives for long-term growth in stockholder value. These programs also serve as a key component of the executives’ compensation packages in attracting and retaining top talent. Lastly, these programs encourage share ownership.

Grants prior to May 1, 2020 were made under the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated (“2006 Stock Incentive Plan”) which became effective March 9, 2011. The 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates (“2020 Stock Incentive Plan”, and collectively with the 2006 Stock Incentive Plan, “Stock Incentive Plans”), which was approved and became effective on May 1, 2020, is the successor to the 2006 Stock Incentive Plan; however, each outstanding award under the 2006 Stock Incentive Plan remains outstanding under such plan and continues to be governed under its terms and any applicable grant agreement.

Since 2015, the annual long-term equity incentive awards awarded to the Company’s executive officers have included PSUs, which vest upon achievement of a three-year cumulative EPS goal, in addition to time vesting stock settled SAR awards. Specifically, the 2021 annual equity awards for the named executive officers, which were granted in February 2021, were structured with 1/2 of the target award value granted in the form of time-based SARs, and the other 1/2 of the target award value granted in the form of PSUs which vest based on achievement of a cumulative three-year EPS goal.

The Committee determined the target values of the equity grants awarded to the named executive officers in 2021 based on a combination of the following considerations:

•	Market practices;

•	Historical performance and any recent adjustment in job scope; and

•	Future projected contributions of the named executive officers.

Stock Appreciation Rights

The Committee determined that SARs are an effective long-term incentive vehicle for this population because:

•	SARs only reward executives for stock price appreciation;

•	SARs are more efficient than stock options in terms of utilizing the stockholder approved management equity pool; and

•	In conjunction with the vesting requirements, the grants encourage both short-term and long-term Company performance.

Stock Appreciation Rights – 2021 Awards

The SARs granted in 2021 have a ten-year term and were granted with an exercise price equal to the fair market value of the Company’s common shares on the date of grant (the “2021 SARs”). The 2021 SARs are structured such that 25% of the SARs will vest on each of the first four anniversaries of the grant date. The Committee used the Company’s three-month average stock price as of the grant date and a valuation model estimation to determine the number of SARs granted.

Named Executive Officer	# of 2021 SARs Granted[1]

Samuel N. Hazen	130,720

William B. Rutherford	36,610

Jon M. Foster	27,190

Charles J. Hall	27,190

Michael S. Cuffe, M.D.	28,270

[1]	Includes a promotional grant of 7,350 SARs to Dr. Cuffe in October 2021 in connection with his promotion to the role of Executive Vice President and Chief Clinical Officer, effective January 1, 2022.

For additional information concerning the 2021 SARs, see the Outstanding Equity Awards at 2021 Fiscal Year-End Table.

Performance Share Units

The Committee determined that PSUs are consistent with market best practices for executive pay and appropriately reward our executives for long-term Company performance. PSUs vest based on achievement of a cumulative three-year EPS (as defined in the respective PSU award agreement) goal (“Target EPS”) as set forth in the schedule below, with vesting between threshold and maximum amounts for performance between 90% and 110% of Target EPS determined by straight line interpolation, beginning with PSUs granted in 2019. The Committee sets challenging Target EPS goals to link the awards to the Company’s long-term business objectives and provide meaningful incentives for achieving or exceeding the Company’s performance growth objectives.

Cumulative EPS for Applicable Three-Year Performance Period	Percentage of Target PSUs Earned

Greater than or equal to 110% of Target EPS	200%
100% of Target EPS	100%
90% of Target EPS	25%
Less than 90% of Target EPS	0%

Cumulative EPS is defined for purposes of the PSUs as the sum of the Company’s “diluted earnings per share” of each of the three fiscal years of the Company within the performance period as reported in the Company’s audited financial statements for each such year, adjusted to exclude the effects of: (a) gains or losses on sales of facilities, (b) gains or losses on extinguishment of debt, (c) asset or investment impairment charges, (d) legal claim costs or benefits (disclosed as separate line item in consolidated income statement), (e) expenses, or adjustments to expenses, for share-based compensation recognized under FASB ASC 718 related to the PSUs that result from EPS performance above or below the Target EPS during the performance period, (f) gains or losses on acquisition or disposition of controlling interests in equity investments or consolidated entities, and (g) any other gains, expenses or losses resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable fiscal year, as determined in good faith by the Board or the Committee.

Performance Share Units – 2021 Awards

The PSUs granted in 2021 (the “2021 PSUs”) vest based on achievement of a cumulative Target EPS for fiscal years 2021 – 2023, subject to the vesting schedule set forth above. The Committee used the Company’s three-month average stock price as of the grant date to determine the number of PSUs granted.

Named Executive Officer	# of 2021 Target PSUs Granted[1]

Samuel N. Hazen	39,220

William B. Rutherford	10,990

Jon M. Foster	8,160

Charles J. Hall	8,160

Michael S. Cuffe, M.D.	8,490

[1]	Includes a promotional grant of 2,210 PSUs to Dr. Cuffe in October 2021 in connection with his promotion to the role of Executive Vice President and Chief Clinical Officer, effective January 1, 2022.

For additional information concerning the 2021 PSUs, see the Outstanding Equity Awards at 2021 Fiscal Year-End Table.

Performance Share Units – Vesting of 2019 Awards

The PSUs granted in 2019 (the “2019 PSUs”) vested based on achievement of a cumulative Target EPS for fiscal years 2019 – 2021, subject to the vesting schedule set forth below.

Cumulative EPS for Applicable Three-Year Performance Period	Percentage of Target PSUs Earned

Greater than or equal to 110% of Target EPS	200%
100% of Target EPS	100%
90% of Target EPS	25%
Less than 90% of Target EPS	0%

The cumulative Target EPS for the 2019 PSUs was $32.00, and the actual cumulative EPS achieved for the 2019 – 2021 fiscal year period for purposes of the 2019 PSUs was $39.85, which included adjustments for the impact of Hurricanes Irma and Michael, Accounting Standards Update

(“ASU”) 2016-09: Improvements to Employee Share-Based Payment Accounting and share-based compensation. Therefore, based upon achievement of a cumulative adjusted EPS of 124.53% of the Target EPS for the 2019 PSUs, the named executive officers vested in 200% of the Target 2019 PSUs.

Named Executive Officer	# of 2019 Target PSUs Granted	# of Actual 2019 PSUs Vested

Samuel N. Hazen	42,520	85,040

William B. Rutherford	11,990	23,980

Jon M. Foster	8,510	17,020

Charles J. Hall	8,510	17,020

Michael S. Cuffe, M.D.	5,420	10,840

Ownership Guidelines.  Our ownership guidelines provide that our Chief Executive Officer should hold Company equity valued at least five times his base salary, and our other named executive officers should hold equity valued at least three times their respective base salaries. When calculating equity holdings, we include shares beneficially owned by the executive as well as the “in-the-money” value of vested stock options and SARs. The guidelines provide that 75% of vested restricted shares net of taxes and exercised options and SARs must be retained by the executive until minimum ownership levels are met. If our market share price declines to the extent that an executive’s ownership falls below the guidelines, these holding requirements are reinstated. In general, named executive officers will be expected to meet the ownership guidelines within five years of appointment to their position. Each of our named executive officers is a long-term employee who has demonstrated a commitment to investing in the Company. As of December 31, 2021, each named executive officer’s equity holdings substantially exceeded the minimum ownership guidelines.

Personal Benefits.  Our executive officers receive limited, if any, benefits outside of those offered to our other employees. Generally, we provide these benefits to increase travel and work efficiencies and allow for more productive use of the executive’s time. Our CEO is permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. The named executive officers may also have their spouses or other guests accompany them on business trips taken on the Company aircraft, subject to seat availability, a benefit which has minimal incremental costs to the Company. In addition, there are times when it is appropriate for an executive’s spouse to attend events related to our business. On those occasions, we will pay for the travel expenses of the executive’s spouse. The value of these personal benefits, if any, is included in the executive officer’s income for tax purposes.

The Company does not provide any gross-up payments to our named executive officers to cover the taxes due on perquisite related income.

Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our named executive officers.

Retirement Plans and Benefits.   We currently maintain one tax-qualified retirement plan in which the named executive officers are eligible to participate, the HCA 401(k) Plan. The purpose of the HCA 401(k) Plan is to aid in recruitment and retention and to assist employees in providing for retirement. Generally, all employees who have completed the plan’s service requirements are eligible to participate in the HCA 401(k) Plan. Each of our named executive officers participates in the plan. For additional information on the HCA 401(k) Plan, including amounts contributed by HCA in 2021 to the named executive officers, see the 2021 Summary Compensation Table and related footnotes and narratives and “2021 Pension Benefits.”

Our key executives, including Messrs. Hazen, Foster and Hall, also participate in two supplemental retirement programs as described below (Mr. Rutherford and Dr. Cuffe only participate in the HCA Restoration Plan). The Committee and the Board initially approved these supplemental programs to:

•	Recognize significant long-term contributions and commitments by executives to the Company and to performance over an extended period of time;

•	Induce our executives to continue employment through a specified normal retirement age; and

•	Provide a competitive benefit to aid in attracting and retaining key executive talent.

The HCA Restoration Plan, a non-qualified retirement plan, provides a benefit to replace a portion of the contributions lost in the HCA 401(k) Plan due to certain Internal Revenue Service limitations. Effective January 1, 2008, participants in the SERP (described below) are no longer eligible for HCA Restoration Plan contributions. However, the hypothetical accounts maintained for each such named executive officer under this plan as of January 1, 2008 continue to be maintained but will not be increased or decreased with hypothetical investment returns. For additional information concerning the HCA Restoration Plan, see “2021 Nonqualified Deferred Compensation.”

Key executives may also participate in the HCA Supplemental Executive Retirement Plan (the “SERP”), adopted in 2001. All the named executive officers, with the exception of Mr. Rutherford and Dr. Cuffe, participate in the SERP. The SERP benefit brings the total value of annual retirement income to a specific income replacement level. For named executive officers with 25 years or more of service, this income replacement level is 60% of final average pay (base salary and PEP payouts) at normal retirement, a competitive level of benefit at the time the plan was implemented. All participants are fully vested in their SERP benefits, and the plan is frozen to new entrants. For additional information concerning the SERP, see “2021 Pension Benefits.”

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made under the SERP and HCA Restoration Plan. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Equity Award Retirement Provisions

Pursuant to the agreements governing the SARs granted to the named executive officers in 2014 – 2018, the vested portions of such awards will remain exercisable for three years following termination of the executive’s employment by reason of death, disability, or “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 55 years of age and completing 10 years of service with the Company or any of its subsidiaries).

Pursuant to the agreements governing the SAR awards granted to the named executive officers in 2019 – 2022, in the event of the executive’s termination on account of death, disability, or “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 60 years of age and completing 20 years of service with the Company or any of its subsidiaries), without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year after the grant date, (ii) the awards immediately vest and remain exercisable for four years following termination of the executive’s employment on account of death or disability occurring one year or more after the grant date, and (iii) the awards will continue to vest annually as scheduled and remain exercisable for four years following termination of the executive’s employment by reason of “retirement” as defined in the SAR grant agreements.

Pursuant to the agreements governing the PSU awards granted to the named executive officers in 2019 – 2022, in the event of the executive’s termination on account of death, disability, or retirement (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) (a) for agreements granted in 2019 – 2022, after attaining 60 years of age and completing 20 years of service with the Company or any of its subsidiaries), without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year after the grant date and (ii) the awards will be eligible to vest on a prorated basis (based on the number of days employed during the performance period) if the executive’s employment is terminated one year or more after the grant date.

Equity Award	Retirement Definition	Time Period between Retirement Date and Grant Date	Continued Vesting after Retirement	Continued Exercisability after Retirement

SARS (Granted 2014 – 2018)	Age 65 or Age 55 and 10 years of service	N/A	No	3 Years

SARs (Granted 2019 – 2022)	Age 65 or Age 60 and 20 years of service	< 1 year	No	N/A

SARs (Granted 2019 – 2022)	Age 65 or Age 60 and 20 years of service	≥ 1 year	Yes	4 Years

PSUs (Granted 2019 – 2022)	Age 65 or Age 60 and 20 years of service	< 1 year	No	N/A

PSUs (Granted 2019 – 2022)	Age 65 or Age 60 and 20 years of service	≥ 1 year	Pro Rata	N/A

As of December 31, 2021, Messrs. Hazen, Foster and Hall were retirement eligible under all applicable award agreements, and Mr. Rutherford and Dr. Cuffe were retirement eligible under the award agreements granted in 2014 – 2018. Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Potential Payments Upon Termination or Change in Control.”

Severance Benefits.  In connection with the Merger in 2006, we entered into employment agreements with Messrs. Hazen and Hall and certain other members of senior management at such time to help ensure the retention of those executives critical to the future success of the Company. Among other things, these agreements set the executives’ compensation terms, their rights and benefits upon a termination of employment, and restrictive covenants around non-competition, non-solicitation, and confidentiality. Messrs. Rutherford and Foster and Dr. Cuffe do not have employment agreements but are covered under our Executive Severance Policy. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. These benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. Finally, we believe formalized severance arrangements are common benefits offered by employers competing for similar senior executive talent.

Severance Benefits Specific to Messrs. Hazen and Hall

Under the Company’s employment agreements with Messrs. Hazen and Hall, if employment is terminated by the Company without “cause” or by the executive for “good reason” (whether or not the termination was in connection with a change in control), the executive would be entitled to receive:

•	any base salary and any bonus that is earned and unpaid through the date of termination;

•	reimbursement of any unreimbursed business expenses properly incurred by the executive; and

•	such employee benefits, if any, to which the executive may be entitled under our employee benefit plans

(the payments and benefits described above being “Accrued Rights”)

plus:

•

Subject to restrictive covenants and the signing of a general release of claims, an amount equal to two times the sum of base salary plus the annual PEP incentive paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two-year period;

•

Pro rata portion of any annual bonus that the executive would have been entitled to receive pursuant to the employment agreement based upon our actual results for the year of termination (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment), payable to the executive when the annual bonus would have been otherwise payable (the “Pro Rata Bonus”); and

•	Continued coverage under our group health plans during the period over which the cash severance is paid.

“Cause” is defined in each employment agreement as an executive’s (i) willful and continued failure to perform his material duties to the Company which continues beyond 10 business days after a written demand for substantial performance is delivered; (ii) willful or intentional engagement in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the Sponsors; (iii) conviction of, or a plea of nolo contendere to, a crime constituting a felony, or a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of his covenants under the employment agreement which continues beyond the designated cure period or of the agreements relating to the new equity.

“Good Reason” is defined as (i) a reduction in the executive’s base salary (other than a general reduction that affects all similarly situated employees in substantially the same proportions which is implemented by the Board in good faith after consultation with the chief executive officer and chief operating officer), a reduction in the executive’s annual incentive compensation opportunity, or the reduction of benefits payable to the executive under the SERP; (ii) a substantial diminution in the executive’s title, duties and responsibilities; or (iii) a transfer of the executive’s primary workplace to a location that is more than 20 miles from his or her current workplace (other than, in the case of (i) and (ii), any isolated, insubstantial and inadvertent failure that is not in bad faith and is cured within 10 business days after the executive’s written notice to the Company).

However, the executive may elect to have his covenants not to compete waived by us and forgo all payments and benefits described above other than the Accrued Rights.

Pursuant to each employment agreement, in the event of an executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he will only be entitled to Accrued Rights.

The same severance applies regardless of whether the termination was in connection with a change in control of the Company.

Severance Benefits Specific to Messrs. Rutherford and Foster and Dr. Cuffe

Under the Company’s Executive Severance Policy applicable to Messrs. Rutherford and Foster and Dr. Cuffe, if employment is terminated involuntarily by the Company (other than for a reason that would result in him not being eligible for rehire) or by Messrs. Rutherford or Foster or Dr. Cuffe for “good reason” (as defined below), each would be entitled to:

•

Subject to the signing of a separation agreement and general release (which is required unless his termination is part of a planned reduction involving a group or class of employees), an amount equal to 24 months (for Messrs. Rutherford and Foster) or 18 months (for Dr. Cuffe) of his base salary in a lump sum payment at his current base salary rate;

•	Pro rata PEP bonus; and

•	A lump sum payment equal to the amount needed in order to continue his existing medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for 18 months.

“Good Reason” under the Executive Severance Policy is defined as the existence of one or more of the following conditions arising without the consent or willful decision of the executive: (i) a material diminution in the executive’s base compensation (other than a general reduction in base compensation that affects all similarly situated employees), or (ii) a material diminution in the executive’s authority, duties, or responsibilities, or (iii) a transfer of the executive’s primary workplace to a location that is more than thirty five (35) miles from his or her workplace; provided that “Good Reason” shall not exist unless the executive has provided notice to the Company within 90 days of the initial existence of the condition of the executive’s intention to separate from service as a result of the condition, and the Company has not remedied the condition within 30 days after receiving such notice.

Because we believe a termination by the executive for good reason (a constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the named executive officer’s employment. All of our severance provisions are believed to be within the realm of competitive practice and are intended to provide fair and reasonable compensation to the executive upon a termination event.

Severance Benefits Applicable to All Named Executive Officers’ Equity Awards

Pursuant to the terms of the agreements governing SARs, vested SARs will remain exercisable for 180 days following a termination of the executive’s employment by the Company without cause or by the executive for good reason (as each is defined in the award agreement).

Pursuant to the agreements governing the PSU awards, in the event of a termination without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year into the performance period and (ii) the awards will be eligible to vest on a prorated basis (based on the number of days employed during the performance period and the Company’s actual performance during the performance period) if the executive’s employment is terminated more than one year into the performance period on account of death, disability, retirement, or involuntary termination without cause or by the executive for good reason (as each is defined in the applicable award agreement).

Additional information regarding applicable payments under such agreements and policies for the named executive officers is provided under “Narrative Disclosure to 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Change in Control Benefits.  The Committee believes that the potential acceleration of vesting described below is appropriate in order to provide security that equity-related consideration will be earned in the event the Company is sold or the subject of a “hostile” takeover. The absence of such an agreement could impact an employee’s willingness to work through a merger transaction which could be beneficial to our stockholders.

Beginning in 2015, SAR, PSU and RSU awards granted to the named executive officers under the Stock Incentive Plans are subject to a “double-trigger” for accelerated vesting under certain change in control scenarios.

Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Narrative Disclosure to 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Recoupment of Compensation.  The Company can recoup (or “clawback”) incentive compensation pursuant to our PEP that was based on (i) achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either generally accepted accounting principles or federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensations are materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to this policy based on the participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The Committee may also provide for incremental additional payments to then-current executives in the event any restatement or error indicates that such executives should have received higher performance-based payments. This policy is administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.

Tax and Accounting Implications.   Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation in excess of $1,000,000 paid to each of our “covered employees.” “Covered employees” include anyone who served as chief executive officer or chief financial officer during any part of a year and the next three most highly compensated named executive officers for that year. In addition, once a person is considered a “covered employee” that person remains a covered employee in all subsequent years, including after the employee leaves our service or changes roles. Effective for tax years beginning after December 31, 2026, the American Rescue Plan Act of 2021 expanded the number of covered employees subject to the Section 162(m) limit to include the next five highest compensated employees; however, this new group of employees will not retain perpetual “covered employee” status and will be determined annually. Prior to the effective date of the Tax Cuts and Jobs Act of 2017 (“TCJA”), the Section 162(m) limit did not apply to performance-based compensation that met certain conditions. The TCJA, however, eliminated the performance-based compensation exception for compensation paid after December 31, 2017, unless such compensation is paid under an arrangement grandfathered from the application of the TCJA. We have determined that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interest of our stockholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain, and motivate executives, and align the executives’ interest with those of our stakeholders.

The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code. We account for stock based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB ASC 718.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Robert J. Dennis, Chair

Meg G. Crofton

Charles O. Holliday, Jr.

2021 Summary Compensation Table

The following table sets forth information regarding the compensation earned by the Chief Executive Officer, the Chief Financial Officer and our other named executive officers during 2021.

Name and Principal Positions(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option/ SAR Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Changes in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Samuel N. Hazen	2021	$1,480,148	—	$6,789,766	$7,080,841	$4,477,436	$ 451,661	$355,408	$20,635,260
Chief Executive	2020	$1,342,115	—	$6,890,186	$6,192,012	$3,520,592	$12,266,548	$186,318	$30,397,771
Officer	2019	$1,425,000	—	$5,912,831	$5,650,705	$4,091,993	$ 9,581,343	$126,379	$26,788,251

William B. Rutherford	2021	$916,743	—	$1,902,589	$1,983,090	$2,039,074	—	$321,526	$7,163,022
Executive Vice	2020	$831,251	—	$1,764,666	$1,585,247	$1,603,316	—	$350,298	$6,134,778
President and Chief	2019	$879,757	—	$1,667,329	$1,592,465	$1,863,538	—	$320,090	$6,323,179
Financial Officer

Jon M. Foster	2021	$899,113	—	$1,412,659	$1,472,828	$1,759,877	$ 414,896	$86,729	$6,046,102
President — American	2020	$815,264	—	$1,433,519	$1,288,013	$1,383,784	$ 3,560,526	$75,141	$8,556,247
Group	2019	$864,199	$3,816	$1,183,401	$1,130,372	$1,117,717	$ 3,407,537	$54,037	$7,761,079

Charles J. Hall	2021	$899,113	—	$1,412,659	$1,472,828	$1,759,877	—	$86,729	$5,631,206
President — National	2020	$815,264	—	$1,433,519	$1,288,013	$1,383,784	$ 1,976,147	$75,141	$6,971,868
Group	2019	$864,199	—	$1,183,401	$1,130,372	$1,511,953	$ 1,765,190	$53,037	$6,508,152

Michael S. Cuffe, M.D.	2021	$694,435	—	$1,621,594	$1,657,529	$1,050,330	—	$134,036	$5,157,924
President — Physician
Services Group

(1)	Dr. Cuffe served as President — Physician Services Group during 2021 and was appointed Executive Vice President and Chief Clinical Officer, effective January 1, 2022.

(2)

PSU awards for 2021 include the aggregate grant date fair value of the PSUs awarded to the named executive officers under the 2020 Stock Incentive Plan during fiscal year 2021 in accordance with FASB ASC 718 assuming a target level of achievement.

(3)

SAR awards for 2021 include the aggregate grant date fair value of the SARs granted during fiscal year 2021 in accordance with FASB ASC 718 as awarded to the named executive officers under the 2020 Stock Incentive Plan. Assumptions used in the calculations of these amounts are set forth in Note 2 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(4)

Non-Equity Incentive Plan Compensation for 2021 reflects amounts earned for the year ended December 31, 2021 under the 2021 PEP, which amounts were paid in cash in the first quarter of 2022. With respect to the EBITDA weighted portion of the 2021 PEP, the Company exceeded its maximum performance level, as adjusted, resulting in a 200% of target payout for the named executive officers. With respect to the Quality weighted portion of the 2021 PEP, the Company exceeded the maximum level of performance for the C. diff, SEP-1, and the Risk-Adjusted CHOIS Complication and Mortality indices measures, exceeded the target level for the CAUTI measure, and exceeded the threshold level for the CLABSI and SSI measures, but fell below the threshold level on the MRSA, HCAHPS Overall Rating for inpatient experience and Press Ganey Emergency Room Patient Overall Rating for emergency room patient experience measures. The combined impact of these metrics resulted in an 88.25% of target payout for the quality weighted portion of the 2021 PEP. Therefore, pursuant to the terms of the 2021 PEP, awards under the 2021 PEP were paid out to the named executive officers at 177.65% of each named executive officer’s respective target amount. The terms of the 2021 PEP and adjustments made thereto are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.”

(5)

All amounts for 2021 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2021 Pension Benefits.” The changes in the SERP benefit value during 2021 were impacted mainly by: (i) the passage of time which reflects another year of pay and service; (ii) the discount rate changing from 1.91% to 2.41%, which resulted in decrease in the value; and (iii) the mortality table used for calculating lump sums was updated from the 2020 applicable mortality table to the 2021 applicable mortality table under Internal Revenue Code section 417(e)(3), which resulted in a decline in the value. The impact of these events on the SERP benefit values was:

	Hazen	Foster	Hall
Passage of Time	$3,538,773	$1,700,922	$(185,401)
Discount Rate Change	$(3,025,907)	$(1,261,452)	$(929,403)
Mortality Table Update	$(61,205)	$(24,574)	$(31,847)

(6)	2021 amounts generally consist of:

•	Matching contributions to our 401(k) Plan and Company accruals for the HCA Restoration Plan as set forth below.

	Hazen	Rutherford	Foster	Hall	Cuffe
HCA 401(k) matching contribution	$19,500	$19,500	$19,500	$19,500	$17,400
HCA Restoration Plan	—	$207,305	—	—	$73,818

•

Dividend equivalent payments that became payable to the named executive officers upon the vesting of the 2019 PSUs, representing the cash dividends paid per share multiplied by the number of 2019 PSUs outstanding and unpaid as of the March 1, 2019, June 3, 2019, September 3, 2019 and December 2, 2019 dividend record dates (the “2019 Dividend Record Dates”), the March 1, 2020 dividend record date (the “2020 Dividend Record Date”) and the March 17, 2021, June 16, 2021, September 16, 2021 and December 14, 2021 dividend record dates (the “2021 Dividend Record Dates”). The Company only paid one quarterly cash dividend in 2020 due to a temporary suspension in its cash dividend program in response to the COVID-19 pandemic.

	Hazen	Rutherford	Foster	Hall	Cuffe
Dividend Equivalent Payments on Vested 2019 PSUs	$335,908	$94,721	$67,229	$67,229	$42,818

2021 Grants of Plan-Based Awards

The following table provides information with respect to awards made under our 2020 Stock Incentive Plan and 2021 PEP during the 2021 fiscal year.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(3)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options/ SARs(4)	Exercise or Base Price of Option/ SAR Awards ($/sh)	Grant Date Fair Value of Stock/ Option/ SAR Awards
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Samuel N. Hazen	2/3/2021	—	—	—	—	—	—	—	130,720	$173.12	$7,080,841
	2/3/2021	—	—	—	9,805	39,220	78,440	—	—	—	$6,789,766
	N/A	$504,074	$2,520,369	$5,040,738	—	—	—	—	—	—	—

William B. Rutherford	2/3/2021	—	—	—	—	—	—	—	36,610	$173.12	$1,983,090
	2/3/2021	—	—	—	2,747	10,990	21,980	—	—	—	$1,902,589
	N/A	$229,561	$1,147,804	$2,295,608	—	—	—	—	—	—	—

Jon M. Foster	2/3/2021	—	—	—	—	—	—	—	27,190	$173.12	$1,472,828
	2/3/2021	—	—	—	2,040	8,160	16,320	—	—	—	$1,412,659
	N/A	$198,128	$990,642	$1,981,284	—	—	—	—	—	—	—

Charles J. Hall	2/3/2021	—	—	—	—	—	—	—	27,190	$173.12	$1,472,828
	2/3/2021	—	—	—	2,040	8,160	16,320	—	—	—	$1,412,659
	N/A	$198,128	$990,642	$1,981,284	—	—	—	—	—	—	—

Michael S. Cuffe, M.D.	2/3/2021	—	—	—	—	—	—	—	20,920	$173.12	$1,133,195
	2/3/2021	—	—	—	1,570	6,280	12,560	—	—	—	$1,087,194
	10/25/2021	—	—	—	—	—	—	—	7,350	$241.81	$524,334
	10/25/2021	—	—	—	552	2,210	4,420	—	—	—	$534,400
	N/A	$118,247	$591,235	$1,182,470	—	—	—	—	—	—	—

(1)

In addition to an annual equity award grant, Dr. Cuffe received a promotional equity award grant in October 2021 in connection with his promotion to the role of Executive Vice President and Chief Clinical Officer, effective January 1, 2022.

(2)

Non-equity incentive awards granted to each of the named executive officers pursuant to our 2021 PEP for the 2021 fiscal year, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.” The amounts shown in the “Threshold” column reflect the threshold payment, which represents 25% of the amount shown in the “Target” column with respect to the 80% of the 2021 PEP subject to 2021 EBITDA performance and 0% of the amount shown in the “Target” column with respect to the 20% of the 2021 PEP subject to 2021 quality metrics performance. The amount shown in the “Maximum” column is 200% of the amount shown in the “Target” column. Based upon the Company’s performance on the EBITDA metrics, as adjusted, and the quality metrics, pursuant to the terms of the 2021 PEP, awards under the 2021 PEP were paid out to the named executive officers at 177.65% of each named executive officer’s respective target amount. Under the 2021 PEP for the 2021 fiscal year, Messrs. Hazen, Rutherford, Foster and Hall and Dr. Cuffe received cash payments of $4,477,436, $2,039,074, $1,759,877, $1,759,877 and $1,050,330, respectively. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table.

(3)

PSUs awarded under the 2020 Stock Incentive Plan by the Committee as part of the named executive officer’s long-term equity incentive award. The 2021 PSUs vest based upon on achievement of a cumulative EPS goal for fiscal years 2021 – 2023. The amounts shown in the “Threshold” column reflect the number of PSUs that will vest upon achievement of 90% of Target EPS, which represents 25% of the amount shown in the “Target” column. The amounts shown in the “Target” column reflect the number of PSUs that will vest upon achievement of Target EPS. The amounts shown in the “Maximum” column reflect the number of PSUs that will vest upon achievement of 110% of Target EPS or greater, which represents 200% of the target amount. The terms of the 2021 PSUs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Performance Share Units — 2021 Awards.” The aggregate grant date fair value of the 2021 PSUs, in accordance with FASB ASC 718 assuming a target level of achievement, is reflected in the “Stock Awards” column of the 2021 Summary Compensation Table.

(4)

SARs awarded under the 2020 Stock Incentive Plan by the Committee as part of the named executive officer’s long-term equity incentive award. The 2021 SARs vest based upon continued employment, in four equal installments on the first four anniversaries of the grant date. The 2021 SARs are reflected in the “All Other Option Awards: Number of Securities Underlying Options/SARs” column. The terms of the 2021 SARs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Stock Appreciation Rights — 2021 Awards.” The aggregate grant date fair value of the 2021 SARs, in accordance with FASB ASC 718, is reflected in the “Option/Stock Appreciation Right Awards” column of the 2021 Summary Compensation Table.

Narrative Disclosure to 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards Table

Total Compensation. In 2021, 2020 and 2019, total direct compensation, as described in the 2021 Summary Compensation Table, consisted primarily of base salary, annual PEP awards payable in cash and long-term equity incentive awards. The long-term equity incentive awards granted to the named executive officers each year were structured such that 1/2 of the target award was granted in the form of time-based SARs, and the other 1/2 of the target award was granted in the form of PSUs which vest based on achievement of a three-year cumulative EPS goal. This mix was intended to reflect our philosophy that a significant portion of an executive’s compensation should be equity-linked and/or tied to our operating performance.

In addition, we provide an opportunity for executives to participate in two supplemental retirement plans (with the exception of Mr. Rutherford and Dr. Cuffe, who do not participate in the SERP). The change in SERP values included in the Summary Compensation Table do not reflect current cash payments. Rather, payment of SERP benefits are made only following the participants’ retirement. The change in present value of the SERP benefit is based on actuarial factors that are highly sensitive to the passage of time and changes in the discount rate and mortality table and can significantly increase or decrease the SERP values from year to year. For these reasons, the Committee does not consider the change in SERP value to be a part of total direct compensation for any given year prior to retirement or separation from service.

Annual PEP Awards. With respect to the 2021, 2020 and 2019 fiscal years, each named executive officer was eligible to earn under the 2021 PEP, 2020 PEP and 2019 PEP, respectively, (i) a target bonus, if performance targets were met; (ii) a specified percentage of the target bonus, if “threshold” levels of performance were achieved but performance targets were not met; or (iii) two times the target bonus if “maximum” performance goals were achieved, with the annual bonus amount being interpolated, in the sole discretion of the Committee, for performance results that exceed “threshold” levels but do not meet or exceed “maximum” levels. The annual bonus opportunities for 2021 for the named executive officers were set forth in the 2021 PEP, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.”

Stock Appreciation Rights and Performance Share Units. In February 2021, January 2020 and January 2019, time-based SAR awards and EPS performance-based PSU awards were granted to the named executive officers under the 2020 Stock Incentive Plan and the 2006 Stock Incentive Plan. Dr. Cuffe also received a promotional grant of SAR and PSU awards in October 2021. These SAR and PSU grants were designed to be long-term equity incentive awards. The terms of the SAR and PSU awards are described in detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards.”

All SAR and PSU awards held by the named executive officers as of December 31, 2021 are described in the Outstanding Equity Awards at 2021 Fiscal Year-End Table.

Employment Agreements and other Compensation Arrangements. In connection with the Merger, on November 16, 2006, Hercules Holding entered into substantially similar employment agreements with Messrs. Hazen and Hall, which agreements were shortly thereafter assumed by HCA Inc., and then in November 2010, to the extent applicable, by HCA Healthcare, Inc. (f/k/a HCA Holdings, Inc.), and which agreements govern the terms of each executive’s employment. Mr. Hazen’s employment agreement was amended, effective as of February 9, 2011, January 29, 2015, November 14, 2016, and January 1, 2019 to reflect his appointment to the positions of President — Operations, then Chief Operating Officer, then President and Chief Operating Officer, and then Chief Executive Officer, respectively. The employment agreements with Messrs. Hazen and Hall were also amended effective January 27, 2016 to remove legacy language in such agreements providing that the Company and the executive would work together in good faith to try to address any issues posed by Section 280G and 4999 of the Internal Revenue Code that could arise as a result of a change in control of the Company (within the meaning of Section 280G of the Internal Revenue Code). Messrs. Rutherford and Foster and Dr. Cuffe do not have employment agreements with the Company.

Employment Agreements – Messrs. Hazen and Hall

The term of employment under Messrs. Hazen and Hall’s agreements is indefinite, and they are terminable by either party at any time; provided that the executive must give no less than 90 days’ notice prior to a resignation. Each employment agreement sets forth the executive’s annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that the executive will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year, based upon the extent to which annual performance targets established by the Board of Directors are achieved.

Additionally, pursuant to the employment agreements, we agree to indemnify each executive against any adverse tax consequences (including, without limitation, under Section 409A of the Internal Revenue Code), if any, that result from the adjustment by us of stock options held by the executive in connection with the Merger or the future payment of any extraordinary cash dividends.

The benefits Messrs. Hazen and Hall will be entitled to receive pursuant to their respective employment agreements upon termination of their employment are described in “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Specific to Messrs. Hazen and Hall”.

Executive Severance Policy – Messrs. Rutherford and Foster and Dr. Cuffe

The Company’s Executive Severance Policy applies to Messrs. Rutherford and Foster and Dr. Cuffe if their employment is terminated involuntarily by the Company (other than for a reason that would result in them not being eligible for rehire) or by Messrs. Rutherford or Foster or Dr. Cuffe for “good reason” (as defined in the policy). The severance benefits applicable to Messrs. Rutherford and Foster and Dr. Cuffe under this policy are described in more detail under “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Specific to Messrs. Rutherford and Foster and Dr. Cuffe.”

Additional information with respect to potential payments to the named executive officers pursuant to their employment agreements or other compensation arrangements, 2020 Stock Incentive Plan and the 2006 Stock Incentive Plan is contained in “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table includes certain information with respect to outstanding SARs and PSUs held by the named executive officers as of December 31, 2021.

Name	Number of Securities Underlying Unexercised Options/ SARs Exercisable (#)(1)(2)(3)(4)	Number of Securities Underlying Unexercised Options/ SARs Unexercisable (#)(2)(3)(4)(5)(6)	Option/ SAR Exercise/ Base Price ($)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)(10)(11)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Samuel N. Hazen	59,000	—	$68.96	2/4/2025	—	—	—	—
	58,050	—	$69.58	1/29/2026	—	—	—	—
	84,360	—	$81.96	2/1/2027	—	—	—	—
	82,335	27,445	$101.16	1/31/2028	—	—	—	—
	73,310	73,310	$139.06	1/30/2029	—	—	—	—
	43,122	129,368	$145.24	1/29/2030	—	—	—	—
	—	130,720	$173.12	2/3/2031	—	—	—	—
	—	—	—	—	6,011	$1,544,346	—	—
	—	—	—	—	—	—	47,440	$12,188,285
	—	—	—	—	—	—	39,220	$10,076,402
William B. Rutherford	37,000	—	$68.96	2/4/2025	—	—	—	—
	46,100	—	$69.58	1/29/2026	—	—	—	—
	56,850	—	$81.96	2/1/2027	—	—	—	—
	53,175	17,725	$101.16	1/31/2028	—	—	—	—
	20,660	20,660	$139.06	1/30/2029	—	—	—	—
	11,040	33,120	$145.24	1/29/2030	—	—	—	—
	—	33,610	$173.12	2/3/2031	—	—	—	—
	—	—	—	—	—	—	12,150	$3,121,578
	—	—	—	—	—	—	10,990	$2,823,551
Jon M. Foster	24,000	—	$68.96	2/4/2025	—	—	—	—
	23,910	—	$69.58	1/29/2026	—	—	—	—
	27,510	—	$81.96	2/1/2027	—	—	—	—
	27,450	9,150	$101.16	1/31/2028	—	—	—	—
	14,665	14,665	$139.06	1/30/2029	—	—	—	—
	8,970	26,910	$145.24	1/29/2030	—	—	—	—
	—	27,190	$173.12	2/3/2031	—	—	—	—
	—	—	—	—	—	—	9,870	$2,535,800
	—	—	—	—	—	—	8,160	$2,096,467
Charles J. Hall	—	9,150	$101.16	1/31/2028	—	—	—	—
	14,665	14,665	$139.06	1/30/2029	—	—	—	—
	8,970	26,910	$145.24	1/29/2030	—	—	—	—
	—	27,190	$173.12	2/3/2031	—	—	—	—
	—	—	—	—	—	—	9,870	$2,535,800
	—	—	—	—	—	—	8,160	$2,096,467
Michael S. Cuffe, M.D.	24,015	8,005	$101.16	1/31/2028	—	—	—	—
	9,330	9,330	$139.06	1/30/2029	—	—	—	—
	5,520	16,560	$145.24	1/29/2030	—	—	—	—
	—	20,920	$173.12	2/3/2031	—	—	—	—
	—	7,350	$241.81	10/25/2031	—	—	—	—
	—	—	—	—	—	—	6,080	$1,562,074
	—	—	—	—	—	—	6,280	$1,613,458
	—	—	—	—	—	—	2,210	$567,793

(1)

Reflects (i) SARs granted to each named executive officer in 2015 which vested on the basis of time; (ii) SARs granted to each named executive officer in 2016 which vested on the basis of time; (iii) SARs granted to each named executive officer in 2017 which vested on the basis of time; (iv) SARs granted to each named executive officer in 2018 which vest on the basis of time (the “2018 SARs”); (v) SARs granted to each named executive officer in 2019 which vest on the basis of time (the “2019 SARs”);and (vi) SARs granted to each named executive officer in 2020 which vest on the basis of time (the “2020 SARs”).

(2)

Reflects 2018 SARs awarded in January 2018 under the 2006 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2018 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2018 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 75% of the 2018 SARs that vested January 31, 2019, 2020 and 2021, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(3)

Reflects 2019 SARs awarded in January 2019 under the 2006 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2019 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2019 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 50% of the 2019 SARs that vested January 30, 2020 and 2021, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(4)

Reflects 2020 SARs awarded in January 2020 under the 2006 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2020 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2020 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 25% of the 2020 SARs that vested January 29, 2021, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(5)

Reflects 2021 SARs awarded in February 2021 under the 2020 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The February 2021 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The February 2021 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column. The terms of the February 2021 SARS are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Stock Appreciation Rights — 2021 Awards.”

(6)

Reflects 2021 SARs awarded in October 2021 under the 2020 Stock Incentive Plan to Dr. Cuffe as part of the his promotional long-term equity incentive award. The October 2021 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The October 2021 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column. The terms of the October 2021 SARs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Stock Appreciation Rights — 2021 Awards.”

(7)	Reflects the RSUs awarded to Mr. Hazen in February 2021 under the 2020 PEP. These RSUs will vest on the one-year anniversary of the grant date.

(8)	The market value of the unvested RSUs and PSUs is calculated at $256.92 per share (the closing price of the Company’s common stock on the NYSE on December 31, 2021).

(9)

Reflects the target level PSUs awarded to the named executive officers in January 2020 under the 2006 Stock Incentive Plan. The 2020 PSUs are structured to vest based upon achievement of a cumulative EPS goal for fiscal years 2020 — 2022. These PSU awards will be eligible to vest for performance between the threshold and maximum levels at the end of fiscal year 2022 upon the Committee’s determination of the extent to which the three-year cumulative EPS target has been met.

(10)

Reflects the target level PSUs awarded to the named executive officers in February 2021 under the 2020 Stock Incentive Plan. The February 2021 PSUs are structured to vest based upon achievement of a cumulative EPS goal for fiscal years 2021 — 2023. These PSU awards will be eligible to vest for performance between the threshold and maximum levels at the end of fiscal year 2023 upon the Committee’s determination of the extent to which the three-year cumulative EPS target has been met. The terms of the February 2021 PSUs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Performance Share Units — 2021 Awards.”

(11)

Reflects the target level PSUs awarded to the Dr. Cuffe as a part of his promotional grant in October 2021 under the 2020 Stock Incentive Plan. The October 2021 PSUs are structured to vest based upon achievement of a cumulative EPS goal for fiscal years 2021 — 2023. These PSU awards will be eligible to vest for performance between the threshold and maximum levels at the end of fiscal year 2023 upon the Committee’s determination of the extent to which the three-year cumulative EPS target has been met. The terms of the October 2021 PSUs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Performance Share Units — 2021 Awards.”

Option Exercises and Stock Vested in 2021

The following table includes certain information with respect to options exercised by the named executive officers and stock vested during the fiscal year ended December 31, 2021.

	Option/SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting ($)(4)
Samuel N. Hazen	152,625	$30,905,036	48,635	$8,492,157
William B. Rutherford	78,625	$15,920,776	31,419	$5,468,072
Jon M. Foster	69,375	$11,672,284	16,222	$2,832,523
Charles J. Hall	16,028	$1,384,486	16,222	$2,832,523
Michael S. Cuffe, M.D.	43,420	$4,382,736	14,186	$2,477,017

(1)

Messrs. Hazen, Rutherford, Foster and Hall and Dr. Cuffe elected to exercise 152,625, 78,625, 69,375, 16,028 and 43,420 SARs, respectively, resulting in net shares realized of 74,835, 38,552, 33,401, 5,521 and 15,854, respectively.

(2)

Represents the difference between the exercise/base price of the options/SARs and the fair market value of the common stock on the date of exercise, which is the closing price of the Company’s common stock on the NYSE on the date of exercise.

(3)

Messrs. Hazen, Rutherford, Foster and Hall and Dr. Cuffe vested in 48,635, 31,419, 16,222, 16,222 and 14,186 PSUs, respectively, resulting in net shares realized of 30,353, 19,897, 9,838, 9,838, and 8,603 respectively.

(4)

Calculated by multiplying the number of shares of stock or units vested by the fair market value of the common stock on the vesting date, which is the closing price of the Company’s common stock on the NYSE on the vesting date.

2021 Pension Benefits

Our SERP is intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees. There are no other defined benefit plans that provide for payments or benefits to any of the named executive officers. Mr. Rutherford and Dr. Cuffe do not participate in the SERP. Information about benefits provided by the SERP is as follows:

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Samuel N. Hazen	SERP	39	$43,132,370	—
Jon M. Foster	SERP	21	$17,712,485	—
Charles J. Hall	SERP	35	$15,851,556	—

(1)	Years of service are credited up to a maximum of 25 years.

Messrs. Hazen, Hall and Foster are eligible for normal retirement and are 100% vested in their accrued SERP benefit.

Plan Provisions

In the event the employee’s “accrued benefits under the Company’s Plans” (computed using “actuarial factors”) are insufficient to provide the “life annuity amount,” (as such terms are defined below) the SERP will provide a benefit equal to the amount of the shortfall. Benefits can be paid in the form of an annuity or a lump sum. The lump sum is calculated by converting the annuity benefit using the “actuarial factors.” All benefits with a present value not exceeding one million dollars are paid as a lump sum regardless of the election made.

Normal retirement eligibility requires attainment of age 60 for employees who were SERP participants at the time of the change in control which occurred as a result of the Merger, including all of the named executive officers set forth in the table above. Early retirement eligibility requires age 55 with 20 or more years of service. The service requirement for early retirement is waived for employees participating in the SERP at the time of its inception in 2001, including all of the named executive officers set forth in the table above except for Mr. Foster. The “life annuity amount” payable to a participant who takes early retirement is reduced by three percent for each full year or portion thereof that the participant retires prior to normal retirement age.

The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefits under the Company’s Plans.”

The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. All of the named executive officers set forth in the table above are assigned a percentage of 2.4%.

A participant is credited with a “year of service” for each calendar year that the participant performs 1,000 hours of service for HCA Inc. or one of its subsidiaries, or for each year the participant is otherwise credited by us, subject to a maximum credit of 25 years of service.

A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation, payments under the PEP, and bonuses paid prior to the establishment of the PEP.

The “accrued benefits under the Company’s Plans” for an employee equals the sum of the employer-funded benefits accrued under the former HCA Retirement Plan (which was merged into the HCA 401(k) Plan in 2008), the HCA 401(k) Plan and any other tax-qualified plan maintained by HCA Inc. or one of its subsidiaries, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the HCA Restoration Plan and any other nonqualified retirement plans sponsored by HCA Inc. or one of its subsidiaries.

The “actuarial factors” include (a) interest at the long-term Applicable Federal Rate under Section 1274(d) of the Internal Revenue Code or any successor thereto as of the first day of November preceding the plan year in which the participant’s retirement, death, disability, or termination with benefit rights under Section 5.3 or 6.2 of the SERP occurs, and (b) mortality being the applicable Section 417(e)(3) of the Internal Revenue Code mortality table, as specified and changed by the U.S. Treasury Department.

Credited service does not include any amount other than service with HCA Inc. or one of its subsidiaries.

Assumptions

The Present Value of Accumulated Benefit is based on a measurement date of December 31, 2021. The measurement date for valuing plan liabilities on the Company’s balance sheet is December 31, 2021.

The assumption is made that there is no probability of pre-retirement death or termination. Retirement age is assumed to be the Normal Retirement Age as defined in the SERP for all named executive officers set forth in the table above, as adjusted by the provisions relating to change in control, or age 60. Age 60 also represents the earliest date the named executive officers set forth in the table above are eligible to receive an unreduced benefit.

All other assumptions used in the calculations are the same as those used for the valuation of the plan liabilities in the plan’s most recent annual valuation.

Supplemental Information

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the right to any further payment and must repay any benefits already paid. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers set forth in the table above.

2021 Nonqualified Deferred Compensation

Amounts shown in the table are attributable to the HCA Restoration Plan, an unfunded, nonqualified defined contribution plan designed to restore benefits under the HCA 401(k) Plan based on compensation in excess of the Internal Revenue Code Section 401(a)(17) compensation limit.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End

Samuel N. Hazen	—	—	—	—	$889,505
William B. Rutherford	—	$207,305	$202,390	—	$2,105,712
Jon M. Foster	—	—	—	—	$141,770
Charles J. Hall	—	—	—	—	$427,073
Michael S. Cuffe, M.D.	—	$ 73,818	$ 46,969	—	$514,432

Registrant contributions in the last fiscal year as reported in the table above are also included in the 2021 Summary Compensation Table for Mr. Rutherford and Dr. Cuffe.

Portions of the amounts from the column titled “Aggregate Balance at Last Fiscal Year End” have also been reported in the Summary Compensation Tables in prior years. For Mr. Hazen, the amounts previously reported as compensation in the Summary Compensation Tables were $79,510, $101,488, $97,331, $247,060 and $62,004 for the periods 2003, 2004, 2005, 2006 and 2007, respectively. For Mr. Rutherford, the amounts previously reported as compensation in the Summary Compensation Tables were $74,379, $110,380, $151,374, $126,419, $124,887, $228,715 and $223,031 for the periods 2014, 2015, 2016, 2017, 2018, 2019 and 2020, respectively.

Plan Provisions

Until 2008, hypothetical accounts for each HCA Restoration Plan participant were credited each year with a contribution designed to restore benefits forgone under the HCA 401(k) Plan due to the participants’ compensation being in excess of the Internal Revenue Code Section 401(a)(17) compensation limit, based on years of service. Effective January 1, 2008, participants in the SERP are no longer eligible for HCA Restoration Plan contributions. However, the hypothetical accounts for such participants as of January 1, 2008 continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund of the HCA 401(k) Plan through December 31, 2010. Effective January 1, 2011, the hypothetical HCA Restoration Plan accounts were frozen, and no investment earnings were reflected after this date.

Executive officers are not allowed to defer compensation under this or any other nonqualified deferred compensation plan.

Prior to April 30, 2009, eligible employees made a one-time election prior to participation (or prior to December 31, 2006, if earlier) regarding the form of distribution of the HCA Restoration Plan benefit. Participants chose between a lump sum and five or ten-year installments. All distributions are paid in the form of a lump-sum distribution unless the participant submitted an installment payment election prior to April 30, 2009. Distributions are paid (or begin) during the July following the year of termination of employment or retirement. All balances not exceeding $500,000 are automatically paid as a lump sum, regardless of election.

Supplemental Information

In the event a named executive officer renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential severance payable to each of the named executive officers (based upon their respective 2021 base salaries and PEP payments received in 2021 for 2020 performance, for Messrs. Hazen and Hall, and their respective 2021 base salaries, for Messrs. Rutherford and Foster and Dr. Cuffe, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2021), assuming the executive’s employment terminates or the Company undergoes a Change in Control (as defined in the 2006 Stock Incentive Plan and 2020 Stock Incentive Plan and set forth above under “Compensation Discussion and Analysis — Change in Control Benefits”) effective December 31, 2021.

Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment. As noted above, in the event a named executive officer breaches or violates those certain confidentiality, non-competition and/or non-solicitation covenants contained in his employment agreement or separation agreement, the SERP or the HCA Restoration Plan, certain of the payments described below may be subject to forfeiture and/or repayment. See “Narrative Disclosure to 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements,” “2021 Pension Benefits — Supplemental Information,” and “2021 Nonqualified Deferred Compensation — Supplemental Information.”

Samuel N. Hazen

	Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	$10,006,324	—	$10,006,324	—	—	—
Non-Equity Incentive Bonus(2)	$4,477,436	$4,477,436	—	$4,477,436	$4,477,436	$4,477,436	$4,477,436
Unvested Equity Awards(3)	$31,213,487	$31,213,487	—	$31,213,487	$31,213,487	$31,213,487	—
SERP(4)	$44,542,528	$44,542,528	$44,542,528	$44,542,528	$44,542,528	$37,039,602	—
Retirement Plans(5)	$2,459,900	$2,459,900	$2,459,900	$2,459,900	$2,459,900	$2,459,900	—
Health and Welfare Benefits(6)	—	$26,843	—	$26,843	—	—	—
Disability Income(7)	—	—	—	—	$1,478,141	—	—
Life Insurance Benefits(8)	—	—	—	—	—	$1,483,000	—
Accrued Vacation Pay	$205,279	$205,279	$205,279	$205,279	$205,279	$205,279	—

Total	$82,898,630	$92,931,797	$47,207,707	$92,931,797	$84,376,771	$76,878,704	$4,477,436

(1)

Represents amounts Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(2)

Represents the amount Mr. Hazen would be entitled to receive for the 2021 fiscal year pursuant to the 2021 PEP and his employment agreement for performance up to the target level, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. Hazen’s termination of employment other than his involuntary termination for cause, given that he meets the definition of Retirement under all such awards, calculated at $256.92 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2021).

(4)	Reflects the actual lump sum value of the SERP based on the 2021 interest rate of 1.17%

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hazen would be entitled. The value includes $1,570,395 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $889,505 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2021 COBRA rates, that Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Hazen would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hazen. Mr. Hazen’s payment upon death while actively employed with the Company includes $1,483,000 of Company-paid life insurance.

William B. Rutherford

	Voluntary Termination	Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	$1,836,486	—	$1,836,486	—	—	—
Non-Equity Incentive Bonus(2)	$2,039,074	$2,039,074	$2,039,074	—	$2,039,074	$2,039,074	$2,039,074	$2,039,074
Unvested Equity Awards(3)	—	—	$2,081,052	—	—	$8,214,882	$8,214,882	—
Retirement Plans(4)	$3,487,849	$3,487,849	$3,487,849	$3,487,849	$3,487,849	$3,487,849	$3,487,849	—
Health and Welfare Benefits(5)	—	—	$29,054	—	$29,054	—	—	—
Disability Income(6)	—	—	—	—	—	$1,870,421	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	$919,000	—
Accrued Vacation Pay	$127,141	$127,141	$127,141	$127,141	$127,141	$127,141	$127,141	—

Total	$5,654,064	$5,654,064	$9,600,656	$3,614,990	$7,519,604	$15,739,367	$14,787,946	$2,039,074

(1)

Represents amounts Mr. Rutherford would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position as Executive Vice President and Chief Financial Officer at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster and Dr. Cuffe”

(2)

Represents the amount Mr. Rutherford would be entitled to receive for the 2021 fiscal year pursuant to the 2021 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. Rutherford’s termination of employment without cause or for death or disability, calculated at $256.92 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2021).

(4)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Rutherford would be entitled. The value includes $1,382,137 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $2,105,712 from the HCA Restoration Plan.

(5)

Reflects the estimated costs of the continuing medical coverage, based upon 2021 COBRA rates, that Mr. Rutherford would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster and Dr. Cuffe.”

(6)

Reflects the estimated lump sum present value of all future payments which Mr. Rutherford would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Rutherford. Mr. Rutherford’s payment upon death while actively employed includes $919,000 of Company-paid life insurance.

Jon M. Foster

	Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	$1,801,168	—	$1,801,168	—	—	—
Non-Equity Incentive Bonus(2)	$1,759,877	$1,759,877	—	$1,759,877	$1,759,877	$1,759,877	$1,759,877
Unvested Equity Awards(3)	$6,424,260	$6,424,260	—	$6,424,260	$6,424,260	$6,424,260	—
SERP(4)	$18,300,002	$21,019,854	$18,300,002	$21,019,854	$18,300,002	$15,557,145	—
Retirement Plans(5)	$738,941	$738,941	$738,941	$738,941	$738,941	$738,941	—
Health and Welfare Benefits(6)	—	$33,079	—	$33,079	—	—	—
Disability Income(7)	—	—	—	—	$1,426,849	—	—
Life Insurance Benefits(8)	—	—	—	—	—	$901,000	—
Accrued Vacation Pay	$124,696	$124,696	$124,696	$124,696	$124,696	$124,696	—

Total	$27,347,776	$31,901,875	$19,163,639	$31,901,865	$28,774,625	$25,505,919	$1,759,877

(1)

Represents amounts Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position as group president at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster and Dr. Cuffe.”

(2)

Represents the amount Mr. Foster would be entitled to receive for the 2021 fiscal year pursuant to the 2021 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. Foster’s termination of employment other than his involuntary termination for cause, given that he meets the definition of Retirement under all such awards, calculated at $256.92 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2021).

(4)	Reflects the actual lump sum value of the SERP based on the 2021 interest rate of 1.17%

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Foster would be entitled. The value includes $597,171 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $141,770 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2021 COBRA rates, that Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster and Dr. Cuffe.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Foster would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $6,290 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Foster. Mr. Foster’s payment upon death while actively employed with the Company includes $901,000 of Company-paid life insurance.

Charles J. Hall

	Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	$4,568,736	—	$4,568,736	—	—	—
Non-Equity Incentive Bonus(2)	$1,759,877	$1,759,877	—	$1,759,877	$1,759,877	$1,759,877	$1,759,877
Unvested Equity Awards(3)	$6,424,260	$6,424,260	—	$6,424,260	$6,424,260	$6,424,260	—
SERP(4)	$16,286,277	$16,286,277	$16,286,277	$16,286,277	$16,286,277	—	—
Retirement Plans(5)	$1,861,046	$1,861,046	$1,861,046	$1,861,046	$1,861,046	$1,861,046	—
Health and Welfare Benefits(6)	—	$13,357	—	$13,357	—	—	—
Disability Income(7)	—	—	—	—	$780,063	—	—
Life Insurance Benefits(8)	—	—	—	—	—	$901,000	—
Accrued Vacation Pay	$124,696	$124,696	$124,696	$124,696	$124,696	$124,696	—

Total	$26,456,156	$31,038,249	$18,272,019	$31,038,249	$27,236,219	$11,070,879	$1,759,877

(1)

Represents amounts Mr. Hall would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(2)

Represents the amount Mr. Hall would be entitled to receive for the 2021 fiscal year pursuant to the 2021 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. Hall’s termination of employment other than his involuntary termination for cause, given that he meets the definition of Retirement under all such awards, calculated at $256.92 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2021).

(4)	Reflects the actual lump sum value of the SERP based on the 2021 interest rate of 1.17%

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hall would be entitled. The value includes $1,433,973 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $427,073 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2021 COBRA rates, that Mr. Hall would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Hall would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period for 24 months, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period for 24 months.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hall. Mr. Hall’s payment upon death while actively employed with the Company includes $901,000 of Company-paid life insurance.

Michael S. Cuffe, M.D.

	Voluntary Termination	Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	$1,043,357	—	$1,043,357	—	—	—
Non-Equity Incentive Bonus(2)	$1,050,330	$1,050,330	$1,050,330	—	$1,050,330	$1,050,330	$1,050,330	$1,050,330
Unvested Equity Awards(3)	—	—	$1,041,297	—	—	$3,990,352	$3,990,352	—
Retirement Plans(4)	$666,694	$666,694	$666,694	$666,694	$666,694	$666,694	$666,694	—
Health and Welfare Benefits(5)	—	—	$33,357	—	$33,357	—	—	—
Disability Income(6)	—	—	—	—	—	$779,285	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	$696,000	—
Accrued Vacation Pay	$92,297	$92,297	$92,297	$92,297	$92,297	$92,297	$92,297	—

Total	$1,809,321	$1,809,321	$3,927,332	$758,991	$2,886,035	$6,578,958	$6,495,673	$1,050,330

(1)

Represents amounts Dr. Cuffe would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position as group president at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster and Dr. Cuffe.”

(2)

Represents the amount Dr. Cuffe would be entitled to receive for the 2021 fiscal year pursuant to the 2021 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Dr. Cuffe’s termination of employment without cause or for death or disability, calculated at $256.92 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2021).

(4)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Dr. Cuffe would be entitled. The value includes $152,262 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $514,432 from the HCA Restoration Plan.

(5)

Reflects the estimated costs of the continuing medical coverage, based upon 2021 COBRA rates, that Dr. Cuffe would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster and Dr. Cuffe.”

(6)

Reflects the estimated lump sum present value of all future payments which Dr. Cuffe would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)

No post-retirement or post-termination life insurance or death benefits are provided to Dr. Cuffe. Dr. Cuffe’s payment upon death while actively employed with the Company includes $696,000 of Company-paid life insurance.

2021 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Samuel N. Hazen, our Chief Executive Officer as of December 31, 2021.

The 2021 annual total compensation of the median compensated employee (of all our employees who were employed as of December 31, 2021 and received compensation in 2021, other than Mr. Hazen) was $56,044; and the 2021 annual total compensation of Mr. Hazen was $20,635,260. The ratio of these amounts was 368:1.

To determine the annual total compensation of the “median employee”, the methodology and the material assumptions, adjustments and estimates that were used were as follows:

As of December 31, 2021, our total population consisted of 273,276 active employees that received compensation in 2021. To identify the median compensated employee, we used a Consistently Applied Compensation Measure (CACM) which included total gross payroll wages received in 2021. Pay was annualized for permanent employees not employed for a full year in 2021.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

After taking the 5% “De Minimis Exemption” adjustment as permitted under SEC rules, we excluded our United Kingdom employees which accounted for 5,380 individuals. We also excluded employees that received $20 or less in total gross payroll wages in 2021, which accounted for 125 employees. Finally, we excluded employees added as a result of acquisitions in 2021, which accounted for 4,069 individuals, as permitted by Section 953(b) of the Dodd-Frank Act. In total, we excluded less than 5% of our total population. Our total population used for the calculation minus these excluded employees was 263,702.

Number of Employees

De Minimis Exemption
Total U.S. Employees	267,896
Total UK Employees	5,380
Total Global Workforce	273,276
Total Exemptions	5,380

Exclusions
Total U.S. Employees receiving $20 or less	125
Acquisition Exclusions	4,069

Total Exclusions	4,194

Total Workforce for Median Calculation (excluding Exemptions and Exclusions noted above)	263,702

OTHER INFORMATION

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In accordance with its charter, our Audit and Compliance Committee conducts a reasonable prior review and oversight of related party transactions required to be disclosed under Item 404 of Regulation S-K and discusses with management the business rationale for and disclosures regarding such transactions. In addition, our Code of Conduct requires that all of our employees, including our executive officers, remain free of conflicts of interest in the performance of their responsibilities to the Company. An executive officer who wishes to enter into a transaction in which their interests might conflict with ours must receive the approval of the Audit and Compliance Committee.

Stockholders’ Agreement

Upon the consummation of our IPO, we entered into the Stockholders’ Agreement with Hercules Holding and the Investors. Under the Stockholders’ Agreement, the Frist Entities have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors once the Frist Entities own less than 3% of our outstanding shares of common stock. As of February 25, 2022, the Frist Entities owned approximately 23% of our common stock.

A copy of the Stockholders’ Agreement and the Amendment, dated as of September 21, 2011, thereto have been filed as Exhibit 10.38 to our registration statement on Form S-1 filed on March 9, 2011 and Exhibit 10.2 to our current report on Form 8-K filed on September 21, 2011, respectively.

Registration Rights Agreement

Hercules Holding and the Investors have entered into a registration rights agreement with HCA Healthcare, Inc. Pursuant to this agreement, the Investors who still hold shares of our common stock directly or through Hercules Holding can cause us to register those shares under the Securities Act and, if requested, to maintain a shelf registration statement effective with respect to such shares. These Investors are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. A copy of this agreement has been filed as Exhibit 4.4 to our current report on Form 8-K filed on November 24, 2010.

Management Stockholder Agreements

Pursuant to a management stockholder’s agreement we entered into with certain members of senior management, following our IPO, certain members of senior management, including certain executive officers, have limited “piggyback” registration rights with respect to certain of their shares of common stock. A copy of this agreement, and related amendments thereto, have been filed as Exhibit 10.12 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 27, 2007, Exhibit 10.2 to our current report on Form 8-K filed on November 24, 2010 and Exhibit 10.39 to our registration statement on Form S-1 filed on March 9, 2011, respectively.

Other Relationships

Charles Leindecker joined the Company in June 2021 as a Director of Finance of HealthTrust Purchasing Group for the Company. Mr. Leindecker received total compensation in respect of base salary and bonuses of approximately $153,000 for his services in 2021. Mr. Leindecker also receives certain other benefits customary to similar positions within the Company. Mr. Leindecker’s brother-in-law, Dr. Michael S. Cuffe, serves as Executive Vice President and Chief Clinical Officer of the Company.

Stephanie H. Skaff serves as an Assistant Vice President of Communications Account Management for the Company. Ms. Skaff earned total compensation in respect of base salary and bonuses of approximately $231,000 for her services in 2021. Ms. Skaff also receives certain other benefits, including awards of equity, customary to similar positions within the Company. Ms. Skaff’s brother, Samuel N. Hazen, serves as Chief Executive Officer and Director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 25, 2022 for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers named in the 2021 Summary Compensation Table; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the tables are based on 302,018,397 shares of our common stock, par value $0.01 per share, outstanding as of February 25, 2022. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares issuable upon the vesting of RSUs and exercise of SARs and options that will vest or become exercisable within 60 days of February 25, 2022 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203.

Name of Beneficial Owner	Number of Shares		Percent

Hercules Holding II	68,912,077	(1)	22.8%
T. Rowe Price Associates, Inc.	21,128,934	(2)	7.0%

The Vanguard Group	18,931,643	(3)	6.3%
BlackRock, Inc.	16,377,032	(4)	5.4%
Michael S. Cuffe, M.D.	87,429	(5)	*
Meg G. Crofton	4,156	(6)	*

Robert J. Dennis	22,663	(7)	*
Nancy-Ann DeParle	18,581	(8)	*
Jon M. Foster	287,593	(9)	*
Thomas F. Frist III	8,918	(1)(10)	*

William R. Frist	414,129	(1)(11)	*
Charles J. Hall	262,047	(12)	*
Samuel N. Hazen	1,732,285	(13)	*
Charles O. Holliday, Jr.	18,053	(14)	*

Hugh F. Johnston	465	(15)	*
Michael W. Michelson	6,776	(16)	*
Wayne J. Riley, M.D.	11,700	(17)	*
William B. Rutherford	424,689	(18)	*
Andrea B. Smith	259	(19)	*
All directors and executive officers as a group (27 persons)	4,664,362	(20)	1.5%

*	Less than one percent.

(1)

Based on a Schedule 13G/A filed with the SEC on February 14, 2022. Hercules Holding II holds 68,912,077 shares, or approximately 23%, of our outstanding common stock. Hercules Holding II is held by a private investor group, including affiliates of our founder Dr. Thomas F. Frist, Jr., including Dr. Thomas F. Frist, Jr., Mr. Thomas F. Frist III, who serves as a director, Mr. William R. Frist, who serves as a director, and Ms. Patricia F. Elcan. The principal office address of Hercules Holding II is 3100 West End Ave., Suite 1060, Nashville, TN 37203.

(2)

Based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2022. The Schedule 13G/A indicates that as of December 31, 2021, T. Rowe Price Associates, Inc. was the beneficial owner with sole voting power as to 8,816,519 shares, shared voting power as to 0 shares, sole dispositive power as to 21,128,934 shares and shared dispositive power as to 0 shares. The principal office address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(3)

Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2022. The Schedule 13G/A indicates that as of December 31, 2021, The Vanguard Group was the beneficial owner with sole voting power as to 0 shares, shared voting power as to 418,623 shares, sole dispositive power as to 17,916,508 shares and shared dispositive power as to 1,015,135 shares. The principal office address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 4, 2022. The Schedule 13G/A indicates that as of December 31, 2021, BlackRock, Inc., as the parent holding company, was the beneficial owner with sole voting power as to 14,144,451 shares, shared voting power as to 0 shares, sole dispositive power as to 16,377,032 shares and shared dispositive power as to 0 shares. The principal office address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)	Includes 62,285 shares issuable upon exercise of SARs.

(6)	Includes 4,156 RSUs issuable upon vesting.

(7)	Includes 18,581 RSUs issuable upon vesting.

(8)	Includes 881 RSUs issuable upon vesting.

(9)	Includes 158,754 shares issuable upon exercise of SARs.

(10)	Includes 8,918 RSUs issuable upon vesting.

(11)	Includes 8,415 RSUs issuable upon vesting.

(12)	Includes 55,884 shares issuable upon exercise of SARs.

(13)	Includes 540,080 shares issuable upon exercise of SARs.

(14)	Includes 881 RSUs issuable upon vesting.

(15)	Includes 455 RSUs issuable upon vesting.

(16)	Includes 6,776 RSUs issuable upon vesting.

(17)	Includes 881 RSUs issuable upon vesting.

(18)	Includes 273,072 shares issuable upon exercise of SARs

(19)	Includes 177 RSUs issuable upon vesting.

(20)	Includes 1,735,922 shares issuable upon exercise of SARs and 50,121 RSUs issuable upon vesting.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The following Report of the Audit and Compliance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In the performance of its oversight function, the Audit and Compliance Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit and Compliance Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission (SEC). In addition, the Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence, and discussed with it the firm’s independence from the Company and its management. The Audit and Compliance Committee has considered whether the independent registered public accounting firm’s provision of nonaudit services to us is compatible with its independence.

The Audit and Compliance Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Compliance Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our filing with the SEC of our Annual Report on Form 10-K for the year ended December 31, 2021. The Audit and Compliance Committee appointed Ernst & Young LLP as HCA Healthcare’s independent registered public accounting firm, subject to stockholder ratification, for the year ending December 31, 2022.

Charles O. Holliday, Jr., Chair
Hugh F. Johnston
Michael W. Michelson
Wayne J. Riley, M.D.
Andrea B. Smith

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. The SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

Nashville, TN

March 11, 2022

HCA HEALTHCARE, INC. ATTN: CORPORATE SECRETARY ONE PARK PLAZA
NASHVILLE, TN 37203
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 20, 2022 for shares held directly and by 11:59 P.M. ET on April 18, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/HCA2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 20, 2022 for shares held directly and by 11:59 P.M. ET on April 18, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D72618-P68619 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
HCA HEALTHCARE, INC.
The Board of Directors recommends you vote FOR the following director nominees:
For Against Abstain
1. Election of Directors
Nominees:
1a. Thomas F. Frist III
1b. Samuel N. Hazen
1c. Meg G. Crofton
1d. Robert J. Dennis
1e. Nancy-Ann DeParle
1f. William R. Frist
1g. Charles O. Holliday, Jr.
1h. Hugh F. Johnston
1i. Michael W. Michelson
1j. Wayne J. Riley, M.D.
1k. Andrea B. Smith
The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.
3. Advisory vote to approve named executive officer compensation.
The Board of Directors recommends you vote AGAINST proposals 4 and 5. For Against Abstain
4. Stockholder proposal, if properly presented at the meeting, regarding political spending disclosure.
5. Stockholder proposal, if properly presented at the meeting, regarding lobbying disclosure.
NOTE: In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any postponement or adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2021 Annual Report are available at www.proxyvote.com.
D72619-P68619
HCA HEALTHCARE, INC. Annual Meeting of Stockholders April 21, 2022 2:00 PM, CDT
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Michael R. McAlevey and John M. Franck II, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HCA HEALTHCARE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, CDT on April 21, 2022, in a virtual meeting format only, via live webcast at www.virtualshareholdermeeting.com/HCA2022, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side